UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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VIR BIOTECHNOLOGY, INC.

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VIR BIOTECHNOLOGY, INC.

499 Illinois Street, Suite 500

San Francisco, California 94158

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 20, 2021

Dear Stockholder:

You are cordially invited to attend the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Vir Biotechnology, Inc., a Delaware corporation (the “Company”). The meeting will be held on May 20, 2021 at 11:30 a.m. Pacific Time. This year’s Annual Meeting will be a completely virtual meeting of the stockholders. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VIR2021 where you will be able to listen to the meeting live, submit questions and vote online. We are holding the Annual Meeting for the following purposes, as more fully described in the accompanying proxy statement:

1. To elect the Board of Directors’ three nominees for director named herein to hold office until the 2024 Annual Meeting of Stockholders.

2. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.

3. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.

4. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is March 22, 2021. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Howard Horn

Secretary

San Francisco, California

April 6, 2021

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, we urge you to submit your vote via the Internet, telephone or mail as soon as possible to ensure your shares are represented. For additional instructions on voting by telephone or the Internet, please refer to your proxy card. Returning the proxy does not deprive you of your right to attend the Annual Meeting and to vote your shares at the Annual Meeting.

VIR BIOTECHNOLOGY, INC.

499 Illinois Street, Suite 500

San Francisco, California 94158

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 20, 2021

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the internet?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (sometimes referred to as the “Board”) of Vir Biotechnology, Inc. (sometimes referred to as “we,” “us,” “our,” the “Company” or “Vir”) is soliciting your proxy to vote at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. The Annual Meeting will be held virtually on May 20, 2021 at 11:30 a.m. Pacific Time. You can attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VIR2021 where you will be able to listen to the meeting live, submit questions and vote online. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on April 9, 2021 to all stockholders of record entitled to vote at the annual meeting.

Will I receive any other proxy materials by mail?

We may send you a proxy card, along with a second Notice, on or after April 19, 2021.

Why are we holding a virtual Annual Meeting?

This year we have implemented a virtual format for our Annual Meeting, which will be conducted via live audio webcast and online stockholder tools. Due to the COVID-19 pandemic, we believe a virtual format helps to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world without person-to-person contact, at no cost (other than any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies). A virtual Annual Meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected will increase stockholder communication. For example, the virtual format allows stockholders to communicate with us during the Annual Meeting so they can ask questions of our Board of Directors or management. During the Annual Meeting, we may answer questions submitted during the Annual Meeting, to the extent relevant to the business of the Annual Meeting, as time permits.

What do I need to do to attend the Annual Meeting?

You will be able to attend the Annual Meeting online, submit your questions during the meeting and vote your shares electronically at the meeting by visiting www.virtualshareholdermeeting.com/VIR2021. To participate in the Annual Meeting, you will need the control number included on your Notice or proxy card. The Annual Meeting webcast will begin promptly at 11:30 a.m. Pacific Time on May 20, 2021. We encourage you to access the meeting prior to the start time. Online check-in will begin at 11:15 a.m. Pacific Time, and you should allow ample time for the check-in procedures.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 22, 2021 will be entitled to vote at the annual meeting. On this record date, there were 127,984,887 shares of common stock outstanding and entitled to vote. A list of our stockholders of record will be open for examination by any stockholder beginning ten days prior to the Annual Meeting. If you would like to view the list, please contact our Secretary to make arrangements by calling (415) 906-4324 or writing to him at Attn: Secretary, 499 Illinois Street, Suite 500, San Francisco, California 94158. In addition, the list will be available for inspection by stockholders on the virtual meeting website during the Annual Meeting.

Stockholder of Record: Shares Registered in Your Name

If on March 22, 2021, your shares were registered directly in your name with Vir’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote live online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the proxy card that may be mailed to you or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on March 22, 2021, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares live online during the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Proposal 1: Election of the Board’s three nominees for director named herein to hold office until the 2024 Annual Meeting of Stockholders;

•	Proposal 2: To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of our named executive officers; and

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Proposal 3: Ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation, you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote live online at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote live online even if you have already voted by proxy.

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To vote live at the Annual Meeting, attend the Annual Meeting by visiting www.virtualshareholdermeeting.com/VIR2021, where stockholders may vote and submit questions during the meeting (have your Notice or proxy card in hand when you visit the website).

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To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered to you and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-800-690-6903 and follow the recorded instructions. You will be asked to provide our number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time, on May 19, 2021 to be counted.

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To vote through the internet, go to www.proxyvote.com and follow the on-screen instructions to complete an electronic proxy card or scan the QR code on your proxy notice with your smartphone. You will be asked to provide our number and control number from the Notice. Your Internet vote must be received by 11:59 p.m., Eastern Time, on May 19, 2021 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Vir. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote live online at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting is being provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the close of business on March 22, 2021.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the Internet or live online at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (“NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1 or 2 without your instructions, but may vote your shares on Proposal 3 even in the absence of your instruction.

If you are beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of the three nominees for director as described in Proposal 1, for “One Year” as the preferred frequency for soliciting advisory stockholder approval of the compensation of our named executive officers as described in Proposal 2, and “For” the ratification of the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021 as described in Proposal 3. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 499 Illinois Street, Suite 500, San Francisco, California 94158.

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You may attend and vote online at the Annual Meeting (although attendance at the Annual Meeting will not, by itself, revoke your proxy). Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 10, 2021, to Attn: Secretary, 499 Illinois Street, Suite 500, San Francisco, California 94158. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, you must do so between January 20, 2022 and February 19, 2022. You are also advised to review our Bylaws, which contain additional requirements relating to advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; with respect to Proposal 2 regarding frequency of stockholder advisory votes to approve executive compensation, votes for frequencies of one year, two years or three years, abstentions and broker non-votes; and for the proposal to ratify the Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2, and will have the same effect as votes “Against” each of the proposed voting frequencies. Abstentions will be counted towards the vote total for Proposal 3 and will have the same effect as “Against” votes. Broker non-votes will be counted towards the presence of a quorum but will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.

For Proposal 2, regarding the advisory vote on the preferred frequency voting on the compensation paid to the Company’s named executive officers, the frequency receiving the highest number of affirmative votes of the shares represented live at the Annual Meeting or by proxy and entitled to vote on the item will be considered the frequency preferred by the stockholders. If you mark your proxy to “Abstain” from voting, it will only be counted for the purposes of determining the number of shares represented live or by proxy at the Annual Meeting.

To be approved, Proposal 3, ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2021, must receive “For” votes from the holders of a majority of shares present at the Annual Meeting or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting or represented by proxy. On the record date, there were 127,984,887 shares outstanding and entitled to vote. Thus, the holders of 63,992,444 shares must be present or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote live online at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Our Board of Directors currently consists of eleven members. There are three directors in Class II, whose term of office expires at the Annual Meeting: Robert Nelsen, Robert Perez, and Phillip Sharp, Ph.D. Mr. Nelsen, Mr. Perez and Dr. Sharp were previously elected to our Board by our stockholders. Mr. Nelsen, Mr. Perez and Dr. Sharp have been nominated for re-election at the Annual Meeting. Proxies may not be voted for a greater number of persons than the number of nominees named in this proxy statement. Mr. Nelsen, Mr. Perez and Dr. Sharp are each current directors and were each recommended for election to the Board as Class II directors at the Annual Meeting by the Nominating and Corporate Governance Committee of the Board. Each nominee for director is to be elected at the Annual Meeting to serve for a three-year term until our 2024 Annual Meeting of Stockholders, and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting.

Directors are elected by a plurality of the votes of the holders of shares present at the Annual Meeting or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, the three nominees receiving the most “For” votes (among votes properly cast at the Annual Meeting or by proxy) will be elected. If no contrary indication is made, shares represented by executed or authenticated proxies will be voted “For” the election of the three nominees named above or, if any nominee becomes unavailable for election as a result of an unexpected occurrence, “For” the election of a substitute nominee designated by our Board of Directors. Each nominee has agreed to serve as a director if elected and we have no reason to believe that any nominee will be unable to serve.

The Nominating and Corporate Governance Committee seeks to assemble a Board of Directors that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. The Nominating and Corporate Governance Committee also seeks to attain diversity and balance among directors of race, gender, geography, thought, viewpoints, and backgrounds. To those ends, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board of Directors’ overall composition, with the goal of recruiting members who complement and strengthen the skills of other members through diversity and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board of Directors. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director/nominee that led the Nominating and Corporate Governance Committee to believe that that nominee should continue to serve on the Board of Directors. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why they believe a particular person would be an appropriate nominee for the Board of Directors, and these views may differ from the views of other members.

The following is a brief biography of each nominee, each director whose term will continue after the Annual Meeting and each of our executive officers.

Nominees for Election for a Three-Year Term Expiring at the 2024 Annual Meeting

Robert Nelsen, 57, has served as a member of our Board of Directors since April 2016. Mr. Nelsen co-founded ARCH Venture Partners, L.P. (“ARCH Venture Partners”) in 1986 and has served as a Managing Director since 1994. Mr. Nelsen has served on the board of directors of Denali Therapeutics, Inc. since May 2015, Karuna Therapeutics, Inc. since August 2018, Beam Therapeutics, Inc. since June 2017, and Sana Biotechnology, Inc. since October 2018, each a public biotechnology company, and currently serves on the board of directors of a number of private companies. Mr. Nelsen previously served on the board of directors of a number of public biotechnology companies, including Unity Biotechnology, Inc. from 2011 to 2021, Agios Pharmaceuticals, Inc. from 2007 to June 2017, Fate Therapeutics, Inc. from 2007 to June 2014, Syros Pharmaceuticals, Inc. from 2012 to June 2018, Sage Therapeutics, Inc. from 2013 to March 2016, Juno Therapeutics, Inc. from 2013 to March 2018 (until it was acquired by Celgene Corporation), Bellerophon Therapeutics, Inc.

from February 2014 to November 2015, Sienna Biopharmaceuticals, Inc. from October 2015 to September 2018 and Gossamer Bio, Inc. from January 2018 to December 2018 (prior to its initial public offering). He previously served as a trustee of the Fred Hutchinson Cancer Research Institute and the Institute for Systems Biology, and was a member of the board of directors of the National Venture Capital Association. Mr. Nelsen received an M.B.A. from the University of Chicago and a B.S. from the University of Puget Sound with majors in Economics and Biology.

Our Nominating and Corporate Governance Committee and Board of Directors believe that Mr. Nelsen is qualified to serve on our Board of Directors due to his venture capital experience in the biotechnology industry.

Robert Perez, 56, has served as a member of our Board of Directors since January 2017. Mr. Perez has been an Operating Partner at General Atlantic, a global growth equity firm, since January 2019, the Executive Chairman and member of the board of directors of Akili Interactive Labs, Inc. since 2017, the founder and Chairman of Life Science Cares, a non-profit organization, since 2016, and was the founder and Managing Partner at Vineyard Sound Advisors, LLC, a biopharmaceutical consulting firm, from March 2015 to December 2018. He previously served as Chief Executive Officer of Cubist Pharmaceuticals, Inc. (“Cubist”), a public pharmaceutical company, from January 1, 2015 until Cubist was acquired by Merck later that month. Mr. Perez joined Cubist in 2003 as Senior Vice President, Sales and Marketing, and served as Executive Vice President and Chief Operating Officer from 2007 to 2012 and President and Chief Operating Officer from 2012 to December 2014. Prior to joining Cubist, Mr. Perez held positions of increasing responsibility at Biogen from 1995 to 2003, most recently as Vice President of Biogen Inc.’s (“Biogen”) CNS business unit. Mr. Perez previously held various sales and marketing positions at Zeneca Pharmaceuticals. Mr. Perez also currently serves as a member of the Board of Trustees at the Dana-Farber Cancer Institute, Inc. Mr. Perez was a member of the board of directors of Cidara Therapeutics, Inc., a public biotechnology company, from March 2015 to June 2018, Flex Pharma, a public biotechnology company, from September 2015 to January 2018, Cubist from April 2014 to January 2015, Unum Therapeutics Inc., a public biopharmaceutical company, from March 2018 to June 2019, Zafgen Inc., a publicly traded clinical-stage biotechnology company, which merged with Chondrial Therapeutics, Inc. and is now operating as Larimar Therapeutics, Inc., from September 2015 to June 2020, AMAG Pharmaceuticals, Inc., a publicly traded pharmaceutical company which was acquired in November 2020, from February 2009 to November 2020, and Spark Therapeutics, Inc., a publicly traded gene therapy company which was acquired in December 2019, from January 2018 to December 2019. Mr. Perez received his B.S. from California State University, Los Angeles and an M.B.A. from the Anderson Graduate School of Management at the University of California, Los Angeles.

Our Nominating and Corporate Governance Committee and Board of Directors believe Mr. Perez is qualified to serve on our Board of Directors due to his expertise and experience as an executive in the pharmaceutical industry and his board experience provide him with the qualifications and skills to serve on our Board of Directors.

Phillip Sharp, Ph.D., 76, has served on our Board of Directors since January 2017. Dr. Sharp has been an institute professor at MIT since 1999. Prior to that, he led MIT’s Department of Biology from 1991 to 1999 before assuming the directorship of the McGovern Institute from 2000 to 2004. Much of Dr. Sharp’s scientific work has been conducted at MIT’s Center for Cancer Research (now the Koch Institute), which he joined in 1974 and directed from 1985 to 1991. Dr. Sharp is the winner of the 1993 Nobel Prize in Physiology or Medicine. Dr. Sharp is a member of the board of directors of Alnylam Pharmaceuticals, Inc. and Syros Pharmaceuticals, Inc., each a publicly traded biopharmaceutical company. From 1982 to 2009, Dr. Sharp served as a director of Biogen, which he co-founded in 1978. Dr. Sharp earned his B.A. from Union College (Kentucky) and his Ph.D. in Chemistry from the University of Illinois, Urbana-Champaign. He completed his postdoctoral training at the California Institute of Technology.

Our Nominating and Corporate Governance Committee and Board of Directors believe Dr. Sharp is qualified to serve on our Board of Directors due to his scientific expertise and his experience as a director of a publicly traded company.

The Board of Directors Recommends

A Vote “For” Each Named Nominee.

Directors Continuing in Office Until the 2023 Annual Meeting

Robert More, 53, has served as a member of our Board of Directors since September 2016. Since October 2016, Mr. More has served as Managing Director of Alta Partners, a venture capital firm. From July 2013 to May 2015, Mr. More served as Senior Advisor for the Bill & Melinda Gates Foundation and led its Global Health Venture Initiative. He served as a General Partner of venture capital firms Frazier Healthcare Ventures and Domain Associates from September 2008 to June 2013 and from June 1996 to July 2008, respectively. He also currently serves on the board of directors of the following private companies: Affinivax, Inc., a biotechnology company, eGenesis, a biotechnology company, Qihan Biotech, a biotechnology company, Sirenas, LLC, a biotechnology company, Tyra Biosciences, Inc., a biotechnology company, and as an advisor on Liquiglide, Inc. a biotechnology company. Mr. More previously served on the board of directors of the following public companies: Achaogen, Inc., a biopharmaceutical company, Carticept Medical, Inc., a medical device company, Cartiva, a medical device company, Neothetics Inc., a pharmaceutical company, Glaukos Corporation, a medical technology company, IntraLase Corp., a medical device company acquired by Advanced Medical Optics in 2007, and Sienna Biopharmaceuticals, Inc., a clinical-stage biopharmaceutical company. He also previously served on the board of directors of the following life sciences companies: ESP Pharma, Inc., Proxima Therapeutics, Inc., NovaCardia, Inc., Esprit Pharma, Inc. and Oceana Therapeutics, Inc. Mr. More was a founding member of the board of directors of the Kauffman Fellows Program and previously served on the board of directors of One Revolution and The Foundation for Innovative New Diagnostics (FIND). Mr. More currently serves on one of the governing boards of the Biotechnology Innovation Organization (BIO). He received his B.S. in Biology from Middlebury College and an M.B.A. from the Darden School of Business Administration at the University of Virginia.

Our Nominating and Corporate Governance Committee and Board of Directors believe that Mr. More is qualified to serve on our Board of Directors due to his experience serving on the Board of Directors of clinical-stage biotechnology companies, his extensive experience as a director of public companies and his investment experience in the life sciences industry.

Vicki Sato, Ph.D., 72, has served as Chairman of our Board of Directors since December 2016. She was a professor of management practice at Harvard Business School from September 2006 to July 2017 and was a professor in the Department of Molecular and Cell Biology at Harvard University from July 2005 until October 2015. Previously, she served as President of Vertex Pharmaceuticals, Inc. (“Vertex”), a publicly-traded biotechnology company, which she joined in 1992. Prior to becoming President of Vertex, she was the Chief Scientific Officer and Senior Vice President of Research and Development. Prior to joining Vertex, Dr. Sato served as Vice President of Research at Biogen. Dr. Sato is a member of the board of directors of the following public companies: Bristol Myers Squibb Company, BorgWarner, Inc., Denali Therapeutics, Inc., and Akouos, Inc. Dr. Sato received her A.B. in Biology from Radcliffe College and her A.M. and Ph.D. in Biology from Harvard University. She conducted her postdoctoral work at both the University of California, Berkeley and Stanford Medical Center.

Our Nominating and Corporate Governance Committee and Board of Directors believe Dr. Sato is qualified to serve on our Board of Directors due to her experience as a senior executive and as a director of several life sciences companies, and because of her knowledge of our industry.

Elliott Sigal, M.D., Ph.D., 69, has served on our Board since July 2020. Dr. Sigal served as Chief Scientific Officer of Bristol-Myers Squibb (“BMS”) from October 2004 until his retirement in June 2013 and was a member of the board of directors from March 2011 to June 2013. Dr. Sigal joined BMS in 1997 and held positions of increasing responsibility in drug discovery and development and was a member of the executive committee from September 2001 through June 2013. Prior to BMS, he was Vice President of R&D and Chief Executive Officer for the genomics firm Mercator Genetics Inc. Dr. Sigal currently serves as a member of the board of directors for Adaptimmune Therapeutics plc, a role he has held since 2014. Dr. Sigal has served on the Board of Surface Oncology since 2018 and is a member of its Nominating & Corporate Governance Committee. In addition, Dr. Sigal is an advisor to the life sciences venture firm New Enterprise Associates and consults for select biopharmaceutical companies. Dr. Sigal holds B.S., M.S. and Ph.D. degrees in industrial engineering from Purdue University and an M.D. from the University of Chicago. He completed his training in internal medicine and pulmonary medicine at the University of California, San Francisco (“UCSF”). He received his research training at the Cardiovascular Research Institute at UCSF, where he served on the faculty of the UCSF Department of Medicine.

Our Nominating and Corporate Governance Committee and Board of Directors believe Dr. Sigal is qualified to serve on our Board of Directors due to his extensive experience in the life sciences industry and his extensive leadership experience.

Janet Napolitano, 63, has served on our Board since August 2020. Ms. Napolitano served as President of the University of California from September 2013 until her departure in August 2020. Prior to her time serving as the President of the University of California, she served as the U.S. Secretary of Homeland Security from 2009 to 2013, as governor of the state of Arizona from 2003 to 2009, as attorney general of Arizona from 1998 to 2003 and as U.S. attorney for the District of Arizona from 1993 to 1997. Since November 2020, Ms. Napolitano has served on the board of directors of Zoom Video Communications, Inc., a publicly traded communications technology company. In 2010, Ms. Napolitano was awarded the University of Virginia’s Thomas Jefferson Foundation Medal for law. In 2014, Ms. Napolitano was appointed as a tenured faculty member of the University of California Berkeley’s Goldman School of Public Policy. In 2015, Ms. Napolitano was elected to the American Academy of Arts and Sciences, and in 2017, she was inducted into the American Philosophical Association. Ms. Napolitano currently serves on the Council of the American Law Institute and is a board member of the Council on Foreign Relations. Ms. Napolitano holds a B.S. in political science (summa cum laude) from Santa Clara University where she was a Truman Scholar and the university’s first female valedictorian and a J.D. from the University of Virginia School of Law.

Our Nominating and Corporate Governance Committee and Board of Directors believe Ms. Napolitano is qualified to serve on our Board of Directors due to her extensive leadership experience in running large research institutions and in numerous elected government positions.

Directors Continuing in Office Until the 2022 Annual Meeting

Dipchand (Deep) Nishar, 52, has served as a member of our Board of Directors since August 2017. Since June 2015, Mr. Nishar has worked for SoftBank Investment Advisors and currently serves as Senior Managing Partner. From January 2009 to October 2014, Mr. Nishar served in various roles with LinkedIn Corporation, most recently as Senior Vice President, Products and User Experience. From August 2003 to January 2009, Mr. Nishar served in various roles with Google Inc., most recently as the Senior Director of Products for the Asia-Pacific region. Mr. Nishar has served on the board of directors of Guardant Health, Inc. since October 2018 and Relay Therapeutics, Inc. since June 2019, and previously served on the board of directors of Tripadvisor, Inc. from September 2013 to June 2019 and the board of directors of OPower, Inc. from August 2013 to June 2016. Mr. Nishar received his M.B.A. with highest honors (Baker Scholar) from Harvard Business School, his M.SEE from the University of Illinois, Urbana-Champaign, and his B.Tech with honors from the Indian Institute of Technology.

Our Nominating and Corporate Governance Committee and Board of Directors believe that Mr. Nishar is qualified to serve on our Board of Directors due to his extensive background in the technology industry and his investment activities in the life science sector.

Saira Ramasastry, 45, has served as a member of our Board of Directors since September 2019. Ms. Ramasastry has served as Managing Partner of Life Sciences Advisory, LLC since April 2009, a company that she founded to provide strategic advice, business development solutions and innovative financing strategies for the life sciences industry. Ms. Ramasastry also serves on the Industry Advisory Board of the Michael J. Fox Foundation for Parkinson’s Research, and as business and sustainability lead for the European Prevention of Alzheimer’s Dementia consortium. From August 1999 to March 2009, Ms. Ramasastry was an investment banker with Merrill Lynch & Co., Inc. where she helped establish the biotechnology practice and was responsible for origination of mergers and acquisitions, strategic and capital markets transactions. Prior to joining Merrill Lynch she served as a financial analyst in the mergers and acquisitions group at Wasserstein Perella & Co., an investment banking firm, from July 1997 to September 1998. Ms. Ramasastry currently serves on the board of directors of Sangamo Therapeutics Inc. and Akouos, Inc. (each a U.S. publicly traded company) and Glenmark Pharmaceuticals, Ltd. (a BSE and NSE-traded public company), and previously served as a director of Innovate Biopharmaceuticals, Inc., from 2018 until its merger with RDD Pharma Ltd. in 2020, Repros Therapeutics Inc. from 2013 until it was acquired by Allergan plc in 2018, and Cassava Sciences, Inc., from 2013 to 2020. Ms. Ramasastry received her B.A. in economics with honors and distinction and an M.S. in management science and engineering from Stanford University, as well as an M. Phil. in management studies from the University of Cambridge where she is a guest lecturer for the Bioscience Enterprise Programme. Ms. Ramasastry is also a Health Innovator Fellow of the Aspen Institute and a member of the Aspen Global Leadership Network.

Our Nominating and Corporate Governance Committee and Board of Directors believe Ms. Ramasastry is qualified to serve on our Board of Directors due to her extensive experience in global healthcare investment banking and strategic advisory consulting in the life sciences industry.

George Scangos, Ph.D., 72, has served as our President and Chief Executive Officer and as a member of our Board of Directors since January 2017. From July 2010 to December 2016, Dr. Scangos served as Chief Executive Officer and as a member of the board of directors of Biogen, a publicly traded biopharmaceutical company focused on the treatment of serious diseases. From October 1996 to July 2010, Dr. Scangos served as President and Chief Executive Officer of Exelixis, Inc., a drug discovery and development company. From 1993 to 1996, Dr. Scangos served as President of Bayer Biotechnology, where he was responsible for research, business development, process development, manufacturing, engineering and quality assurance of Bayer Biotechnology’s biological products. Before joining Bayer Biotechnology in 1987, Dr. Scangos was a Professor of Biology at Johns Hopkins University. Dr. Scangos has served as a member of the board of directors of various publicly traded companies, including: Agilent Technologies, Inc., a life sciences, diagnostics and applied chemical analysis company, since 2014; Exelixis, Inc., from 1996 to 2020; and Anadys Pharmaceuticals, Inc., a biopharmaceutical company, from 2003 to 2010. Dr. Scangos served as Chair of PhRMA in 2016, and as the Chair of the California Healthcare Institute in 2010. He was a member of the board of directors of the Global Alliance for TB Drug Development from 2006 until 2010. Dr. Scangos currently serves on the Board of Trustees of Cornell University and the Board of Overseers of the University of California, San Francisco. Dr. Scangos received his B.A. in Biology from Cornell University and a Ph.D. in Microbiology from the University of Massachusetts.

Our Nominating and Corporate Governance Committee and Board of Directors believe Dr. Scangos is qualified to serve on our Board of Directors due to his extensive training as a scientist, significant knowledge and experience in the biotechnology, healthcare and pharmaceutical industries, and the perspective and experience he brings as our President and Chief Executive Officer.

Jeffrey Hatfield, 63, has served on our Board since December 2020. Mr. Hatfield currently serves as the chief executive officer of Vividion Therapeutics, Inc., a private biotechnology company. Previously, he served as chief executive officer of Zafgen, Inc. from October 2017 until its acquisition by Larimar Therapeutics, Inc. in May 2020, and as president and chief executive officer of Vitae Pharmaceuticals, Inc., from March 2004 until its acquisition by Allergan plc in October 2016. Prior to working at Vitae Pharmaceuticals, Inc., Mr. Hatfield served in numerous executive capacities at BMS, including senior vice president of BMS’s Immunology and Virology divisions, president of BMS Canada, and head of U.S. market access. Mr. Hatfield currently serves as a director on the boards of publicly traded biotechnology companies aTyr Pharma, Inc. since April 2017 and MiRagen Therapeutics, Inc. since August 2017, and has previously served as a director of Zafgen, Inc., prior to its acquisition by Larimar Therapeutics, Inc. in May 2020, Ambit Biosciences Corporation, prior to its acquisition by Daiichi Sankyo Company, Ltd. in November 2014, InVivo Therapeutics, Inc. from October 2016 to December 2018 and Vitae Pharmaceuticals, Inc., prior to its acquisition by Allergan plc in October 2016. He is an adjunct professor and a dean’s advisory board member for Purdue University’s College of Pharmacy and is a key advisory board member for the Harvard Business School’s Blavatnik Fellowship in Life Sciences Entrepreneurship. Mr. Hatfield holds a B.S. in pharmacy from Purdue University’s College of Pharmacy and an M.B.A. from The Wharton School at the University of Pennsylvania.

Our Nominating and Corporate Governance Committee and Board of Directors believe Mr. Hatfield is qualified to serve on our Board of Directors due to his extensive experience as an executive officer and board member of numerous biotechnology companies.

Executive Officers

Set forth below is biographical information for each of our executive officers other than Dr. Scangos, whose biographical information is set forth above.

Howard Horn, 43, has served as our Chief Financial Officer since March 2017. Prior to joining us, Mr. Horn served Biogen as its Vice President, Business Planning from June 2015 to October 2016, where he led Biogen’s resource allocation processes across all functions and regions. From October 2013 to June 2015, Mr. Horn served as Biogen’s Vice President, Strategic Corporate Finance, where he led Biogen’s corporate capital allocation processes. Mr. Horn previously held positions of increasing responsibility as a consultant in the Pharmaceutical and Medical Products Practice at McKinsey & Company, from 2004 to 2013, and as an equity research analyst in the Life Sciences group at UBS Group AG, from 1999 to 2002. Mr. Horn received his B.A. in Economics from Princeton University and his M.B.A. from the Wharton School of the University of Pennsylvania.

Ann M. Hanly, Ph.D., 51, has served as our Chief Technology Officer since March 2021. Prior to joining us, Dr. Hanly held various positions at Amgen Inc. (“Amgen”) from February 2012 through March 2021, most recently as the Vice President of

Process Development for Amgen, where she was accountable for clinical manufacturing and global supply of clinical trial materials. During her tenure at Amgen, she led teams enabling the commercialization of Amgen’s pipeline products as well as providing technical support for ongoing commercial manufacturing operations. Prior to Amgen, she was employed by Pfizer (formerly Wyeth) for than 10 years, where she held roles of increasing responsibility in analytical research and development, process development, quality and product supply strategy. Dr. Hanly received her bachelor’s degree in biological chemistry and a Ph.D. in physical organic chemistry from the University of Ulster, Northern Ireland. She completed her post-doctoral fellowship at Creighton University School of Medicine before joining the collaborative research wing at Yale University and CuraGen Corporation as lead scientist studying gene isolation and subsequent confirmation using a variety of molecular biology techniques.

Phil Pang, M.D., Ph.D., 46, has served as our Chief Medical Officer since December 2018. Prior to that, Dr. Pang served as our Senior Vice President, Development, from September 2017 to December 2018. From December 2016 to September 2017, Dr. Pang served as our Vice President, Clinical. From January 2016 to December 2016, Dr. Pang served as Chief Medical Officer of Riboscience LLC, a biotech startup focused on developing small molecule antivirals, where he oversaw both pre-clinical and clinical development. From May 2011 to November 2015, he worked as Program Lead at Gilead Sciences, Inc. (“Gilead”), where his responsibilities included, among other things, leading a large matrix team responsible for worldwide approval of a hepatitis C treatment. Dr. Pang received his B.S. in Biological Sciences from Stanford University, his Ph.D. in Biochemistry and Biophysics from Columbia University and his M.D. from Columbia University Vagelos College of Physicians and Surgeons.

Herbert (Skip) Virgin, M.D., Ph.D., 65, has served as our Executive Vice President of Research and Chief Scientific Officer since January 2018. From July 1990 to February 2019, Dr. Virgin was a full-time member of the faculty of Washington University School of Medicine, St. Louis, Missouri. At Washington University School of Medicine he served as the Edward Mallinckrodt Professor and Chair of the Department of Pathology & Immunology from 2006 until 2017. He maintains an association with Washington University as a non-tenured faculty member. Earlier in his career, Dr. Virgin trained in internal medicine at Brigham and Women’s Hospital in Boston and in infectious diseases at Barnes Hospital in St. Louis. He is a member of the American Society for Clinical Investigation, the Association of American Physicians, the American Academy of Microbiology and the National Academy of Sciences. Dr. Virgin previously served on the Board of Reviewing Editors of Science, and is currently on the Editorial Boards of Cell and Cell Host and Microbe. Dr. Virgin received his A.B. in Biology, his M.D. and his Ph.D. in Immunology from Harvard University and Harvard Medical School.

Steven Rice, 61 has served as our Chief Administrative Officer since August 2020. Mr. Rice is responsible for human resources, legal, information technology, facilities, and employee communications. Mr. Rice held the Chief Human Resources Officer position since joining the Company in September 2019. Prior to joining the Company, Mr. Rice was the Chief Human Resources Officer for the Bill & Melinda Gates Foundation from May 2015 to May 2019 where he led human resources, facilities, events, and travel. Prior to the Bill & Melinda Gates Foundation, Mr. Rice was the Executive Vice President of global human resources at Juniper Networks, Inc. from February 2006 to May 2015. Mr. Rice also chaired Juniper Networks’ Corporate Foundation. Additionally, Mr. Rice has held several human resources leadership positions at Hewlett-Packard Company from 1981 to 2006, including Vice President of Human Resources Global Operations. Mr. Rice received his A.A. in business administration and management from De Anza College.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of The Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by its board of directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, senior management and our independent registered public accounting firm, the Board has affirmatively determined that all of our current directors other than Dr. Scangos are, and all of our former directors who served during any portion of the last fiscal year were, independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors, other than Dr. Scangos, had a material or other disqualifying relationship with us.

Board Leadership Structure

Our Board has an independent chair, Dr. Sato, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board chair has substantial ability to shape the work of the Board. We believe that separation of the positions of Board chair and Chief Executive Officer reinforces the independence of the Board in its oversight of our business and affairs. In addition, we believe that having an independent Board chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in our best interests and the interests of our stockholders. As a result, we believe that having an independent Board chair can enhance the effectiveness of the Board as a whole.

Board Qualifications

Experience and Expertise: Our Board is responsible for overseeing our business consistent with their fiduciary duties. This significant responsibility requires highly skilled individuals with various qualities, attributes, and professional experience. We believe our Board of Directors is well-rounded, with a balance of relevant perspectives and experience.

Diversity: We strive to achieve diversity in the broadest sense, including persons diverse in geography, gender, ethnicity, age, and experiences. The overall diversity is an important consideration in the director selection and nomination process. The Nominating and Corporate Governance Committee assesses diversity in connection with the annual nomination process as well as in new director searches. Our eleven directors’ range in age from 45 to 76 and include three women and four minorities.

Character: Board members should possess the personal attributes necessary to be an effective director, including unquestioned integrity, sound judgment, a collaborative spirit, and commitment to the Company, our shareholders, and other constituencies.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for us. Our Audit Committee has the responsibility to consider and discuss with management and the auditors, as appropriate, our guidelines and policies with respect to financial risk management, financial risk assessment, and assessment of brand and reputational risks including our major financial risk exposures and the steps taken by management to monitor and control these exposures. In addition, the Audit Committee considers management risks relating to data privacy, technology and information and cyber security, including (i) the potential impact of those exposures on our business, financial results, operations and reputation, (ii) the steps management has taken to monitor and mitigate such exposures,

(iii) our information governance policies and programs and (iv) major legislative and regulatory developments that could materially impact our privacy and data security risk exposure. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, including risks related to executive compensation and overall compensation and benefit strategies, plans, arrangements, practices, and policies. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. The Nominating and Corporate Governance Committee also oversees and reviews with management our major legal compliance risk exposures and the steps management has taken to monitor or mitigate such exposures, including our procedures and any related policies with respect to risk assessment and risk management. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible. In connection with its reviews of our operations and corporate functions, our Board addresses the primary risks associated with those operations and corporate functions. In addition, our Board reviews the risks associated with our company’s business strategies periodically throughout the year as part of its consideration of undertaking any such business strategies. While the Board and its committees oversee risk management strategy, management is responsible for implementing and supervising day-to-day risk management processes and reporting to the Board and its committees on such matters.

As a result of the COVID-19 pandemic, we have and may in the future experience disruptions that could severely impact our business, preclinical studies, and clinical trials. Given the evolving nature of the pandemic, our senior management and our Board of Directors are communicating more frequently to monitor potential business impacts and future strategic planning.

Meetings of The Board of Directors

The Board of Directors met fourteen times during the last fiscal year. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

The Board maintains an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Science and Technology Committee. The Science and Technology Committee formation became effective as of January 1, 2021 and thus no meetings were held during 2020. The following table provides membership and meeting information for 2020 for each of the foregoing Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance		Science and Technology
Vicki Sato, Ph.D.					X	*	X
George Scangos, Ph.D.							X
Kristina Burow (1)			X
Jeffrey Hatfield (2)	X
Robert More	X		X	*
Janet Napolitano (3)					X
Robert Nelsen					X
Dipchand (Deep) Nishar					X
Robert Perez	X		X
Saira Ramasastry	X	*
Phillip Sharp, Ph.D.			X				X
Elliott Sigal, M.D., Ph.D. (4)			X				X	*
Total meetings in 2020	5		5		4		0

*         Committee Chairperson

(1)       Ms. Burow was a member of the Compensation Committee until she resigned from our Board in August 2020.

(2)       Mr. Hatfield was appointed to our Board in December 2020.

(3)       Ms. Napolitano was appointed to our Board in August 2020.

(4)       Dr. Sigal was appointed to our Board in July 2020.

Below is a description of each committee of the Board of Directors.

The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee is responsible for assisting our Board of Directors in its oversight of the integrity of our consolidated financial statements, the qualifications and independence of our independent registered public accounting firm and our internal financial and accounting controls. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent registered public accounting firm, and our independent registered public accounting firm report directly to the Audit Committee. The Audit Committee also prepares the audit committee report that the SEC requires to be included in our annual proxy statement.

The Audit Committee is composed of four directors: Mr. More, Mr. Perez, Ms. Ramasastry, and Mr. Hatfield. Ms. Ramasastry serves as the chair of our Audit Committee. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.vir.bio.

The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).

The Board of Directors has also determined that Ms. Ramasastry and Mr. More each qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Ramasastry and Mr. More’s level of knowledge and experience based on a number of factors, including their respective formal education and experience in financial and executive roles.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2020 with our management. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) as outlined in Auditing Standard 1301, Communications with Audit Committees, and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

Audit Committee

Ms. Saira Ramasastry (Chair)

Mr. Robert More

Mr. Robert Perez Mr. Jeffrey Hatfield

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any of our filings under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of four directors: Mr. More, Mr. Perez, Dr. Sharp, and Dr. Sigal. Mr. More serves as the chair of our Compensation Committee. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee charter that is available to stockholders on our website at www.vir.bio.

The functions of the Compensation Committee include, among other things, approval of our compensation objectives and the compensation of the Chief Executive Officer. The Compensation Committee also approves, or recommends to our Board of Directors for approval, the compensation of other executives. In addition, the Compensation Committee reviews all compensation components, including base salary, bonus, benefits and other perquisites.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Semler Brossy Consulting Group, the Compensation Committee’s compensation consultant. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel. In addition, under the charter, the Compensation Committee has the authority to obtain, at our expense, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors makes recommendations regarding corporate governance, the composition of our Board of Directors, identification, evaluation and nomination of director candidates and the structure and composition of committees of our Board of Directors. In addition, our Nominating and Corporate Governance Committee is responsible for developing and recommending corporate governance guidelines to our Board of Directors.

The current members of the Nominating and Corporate Governance Committee are Dr. Sato, Mr. Nishar, Mr. Nelsen and Ms. Napolitano. Our Board has determined that each of the members of this committee is independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). Dr. Sato serves as the chair of our Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, understand our industry and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management; having sufficient time to devote to our affairs; demonstrating excellence in his or her field; having the ability to exercise sound business judgment; having experience as a board member or executive officer of another publicly held company; having a diverse personal background, perspective and experience; requirements of applicable law; and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee

retains the right to modify these qualifications from time to time, subject to Board approval. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given our current needs and the current needs of the Board, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Compensation Committee will take into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.

Generally, our Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, using search firms or other advisors, through the recommendations submitted by stockholders or through such other methods as the Nominating and Corporate Governance Committee deems to be helpful to identify candidates. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks or any other means that the Nominating and Corporate Governance Committee deems to be appropriate in the evaluation process. Our Nominating and Corporate Governance Committee’s priority in selecting board members is identification of persons who will further the interests of our company through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, and professional and personal experiences and expertise relevant to our growth strategy.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by providing timely notice in writing to our Secretary at c/o Vir Biotechnology, Inc., 499 Illinois Street, Suite 500, San Francisco, California 94158. To be timely, we must receive the notice not less than 90 days nor more than 120 days prior to the anniversary of the prior year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 30 days after such anniversary date, we must receive the stockholder’s notice (i) no earlier than the close of business on the 120th day prior to the proposed date of the annual meeting and (ii) no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which we first make a public announcement of the date of the annual meeting. Submissions must include the specific information required in Section 5 of our Bylaws. For additional information about our director nomination requirements, please see our Bylaws.

The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on our website at www.vir.bio.

Science and Technology Committee

Our Science and Technology Committee is responsible for, among other things: (i) overseeing our scientific advisory board and (ii) reviewing and advising the Board on the Science and Technology Committee’s view of our technologies, research and development activities (including our product discovery and preclinical and clinical development programs) and relevant science. The current members of the Science and Technology Committee are Drs. Sato, Scangos, Sharp and Sigal. Dr. Sigal serves as the chair of the Science and Technology Committee.

Stockholder Communications With The Board Of Directors

Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to: Attn:

Secretary, 499 Illinois Street, Suite 500, San Francisco, California 94158. These communications will be reviewed by the Secretary, who will determine whether the communication is appropriate for presentation to the Board or the relevant director. The purpose of this screening is to allow the Board to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications).

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time, one of our executive officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or on our Compensation Committee.

Code of Business Conduct and Ethics

We have adopted the Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.vir.bio. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to ensure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to, among other things, board composition and selection including diversity, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines is available in the “Investors–Corporate Governance” section of our website, www.vir.bio.

Hedging Policy

Our insider trading policy prohibits our employees, directors and designated consultants from engaging in “hedging”, pledging our securities as collateral for a loan, or other monetization transactions with respect to our common stock or borrowing against our common stock.

PROPOSAL 2

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF

ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act, and Section 14A of the Exchange Act, enable the Company’s stockholders, at least once every six years, to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement. Accordingly, the Company is asking its stockholders to indicate whether they would prefer an advisory vote every year, every other year or every three years. Alternatively, stockholders may abstain from casting a vote. For the reasons described below, the Board recommends that the stockholders select a frequency of one year.

After careful consideration, our Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for us at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While our executive compensation program is designed to promote a long-term connection between pay and performance, our Board of Directors recognizes that executive compensation disclosures are made annually. Our Board of Directors considered that an annual advisory vote on executive compensation will allow our stockholders to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year. However, stockholders should note that because the advisory vote on executive compensation occurs well into the compensation year, and because the different elements of our executive compensation program are designed to operate as part of an integrated program, it may not be appropriate or feasible to modify our executive compensation program in consideration of any one year’s advisory vote on executive compensation by the time of the following year’s annual meeting of stockholders.

We understand that our stockholders may have different views as to what is the best approach for us, and we look forward to hearing from our stockholders on this proposal.

Accordingly, our Board of Directors is asking stockholders to indicate their preferred voting frequency by voting for every year, every two years or every three years.

While our Board of Directors believes that its recommendation is appropriate at this time, the stockholders are not voting to approve or disapprove that recommendation, but are instead asked to indicate their preferences, on an advisory basis, as to whether the non-binding advisory vote on the approval of our executive officer compensation practices should be held every year, every two years or every three years. We will consider the frequency approved by the highest number of votes cast by stockholders entitled to vote on this proposal to be the frequency preferred by our stockholders.

Our Board of Directors and the Compensation Committee value the opinions of our stockholders in this matter, and, to the extent there is any significant vote in favor of one frequency over the other options, our Board will consider the stockholders’ concerns and evaluate any appropriate next steps. However, because this vote is advisory and, therefore, not binding on us or our Board of Directors, our Board may decide that it is in the best interests of our stockholders that we hold an advisory vote on executive compensation more or less frequently than the option preferred by our stockholders. The vote will not be construed to create or imply any change or addition to our fiduciary duties or those of our Board.

The Board of Directors Recommends

A Vote In Favor of One Year For Proposal 2

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 2017. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of accounting firm.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2020 and 2019 by Ernst & Young LLP, our principal accountant.

	Fiscal Year Ended
	2020	2019
	(in thousands)
Fee Category
Audit fees (1)	$1,943	$2,010
Audit-related fees	—	—
Tax fees (2)	—	—
All other fees (3)	1	2

Total fees	$1,944	$2,012

(1)

Audit fees consist of fees for professional services provided primarily in connection with the annual audit of our financial statements, quarterly reviews and services associated with SEC registration statements and other documents issued in connection with our follow-on offering including comfort letters and consents.

(2)	Tax fees consist of fees for professional services, including tax consulting and compliance performed by Ernst and Young LLP.
(3)	All other fees consist of a subscription to Ernst & Young Atlas Online, a proprietary knowledge management and research system. All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures.

The Audit Committee pre-approves all audit and non-audit services provided by Ernst & Young LLP before it is engaged by us to render non-audit services to ensure that the provision of these services does not impair the auditor’s independence. The non-audit services may include audit-related services, tax services and other non-audit services.

•	The pre-approval requirement set forth above does not apply with respect to non-audit services if:

•	all such services do not, in the aggregate, amount to more than 5% of the total fees paid by us to Ernst & Young LLP during the fiscal year in which the services are provided;

•	such services were not recognized as non-audit services at the time of the relevant engagement; and

•

such services are promptly brought to the attention of and approved by the Audit Committee (or its delegate) prior to the completion of the annual audit. The Audit Committee elected to delegate pre-approval authority to the chair of the Audit Committee to approve any one or more individual permitted non-audit services for which estimated fees do not exceed $100,000 as well as adjustments to any estimated pre-approval fee thresholds up to $50,000 for any individual service. Any services that would exceed such limits should be pre-approved by the full Audit Committee. The chair shall report any pre-approval granted at the next scheduled meeting of the Audit Committee.

The Board of Directors Recommends

A Vote “For” Proposal 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 22, 2021 by: (i) each director; (ii) each of our named executive officers; (iii) all of our executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than 5% of its common stock.

The table is based upon information supplied by our officers, directors and principal stockholders, Schedules 13D and 13G filed with the SEC and other sources believed to be reliable by us. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 127,984,887 shares outstanding on March 22, 2021, adjusted as required by rules promulgated by the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed beneficial owner includes the shares of common stock underlying options or convertible securities held by such beneficial owner that are exercisable or convertible within 60 days following March 22, 2021. Unless otherwise indicated, the address for each person or entity listed in the table is c/o Vir Biotechnology, Inc., 499 Illinois Street, Suite 500, San Francisco, California 94158.

Name of Beneficial Owner	Number of shares Beneficially Owned	Percentage Beneficially Owned
Greater than 5% Stockholders
Entities affiliated with ARCH Venture Partners (1)	28,666,663	22.4%
SVF Endurance (Cayman) Limited (2)	22,616,666	17.7%
Glaxo Group Limited	6,626,027	5.2%
Capital International Investors	11,440,571	8.9%

Named Executive Officers and Directors
George Scangos, Ph.D. (3)	7,024,743	5.5%
Howard Horn (4)	239,257	*
Herbert (Skip) Virgin, M.D., Ph.D. (5)	350,273	*
Steven Rice (6)	185,185	*
Michael Kamarck (7)	386,572	*
Vicki Sato, Ph.D. (8)	1,897,488	1.5%
Jeffrey Hatfield	—	*
Robert More (9)	1,067,227	*
Janet Napolitano	—	*
Robert Nelsen (10)	28,691,548	22.4%
Dipchand (Deep) Nishar	24,885	*
Robert Perez (11)	78,672	*
Saira Ramasastry (12)	56,594	*
Phillip Sharp, Ph.D. (13)	301,175	*
Elliott Sigal, M.D., Ph.D.	—	*
All current executive officers and directors as a group (16 persons) (14)	40,120,377	30.9%

 *             Represents beneficial ownership of less than 1%.

(1)

Consists of (i) 12,486,109 shares of common stock held by ARCH Venture Fund IX, L.P. (“ARCH IX”) and (ii) 16,180,554 shares of common stock held by ARCH Venture Fund IX Overage, L.P. (“ARCH Overage”). ARCH Venture Partners IX, L.P. (“ARCH IX LP”), as the sole general partner of ARCH IX, may be deemed to beneficially own certain of the shares held by ARCH IX. ARCH IX LP disclaims beneficial ownership of all shares held by ARCH IX. ARCH Venture Partners IX Overage, L.P. (“ARCH IX Overage LP”), as the sole general partner of ARCH Overage, may be deemed to beneficially own certain of the shares held by ARCH Overage. ARCH IX Overage LP disclaims beneficial ownership of all shares held by ARCH Overage. ARCH IX LLC, as the sole general partner of ARCH IX LP and ARCH IX Overage LP, may be deemed to beneficially own the shares held by ARCH IX and ARCH Overage. ARCH IX LLC disclaims beneficial ownership of all shares held by ARCH IX and ARCH Overage. As managing directors of ARCH IX LLC, each of Keith Crandell, Clinton Bybee, and Mr. Nelsen (a member of our Board of Directors) (collectively the “ARCH Managing Directors”) may be deemed to share voting and investment power over, and therefore to beneficially own, the shares held by ARCH IX and ARCH Overage. The ARCH Managing Directors disclaim beneficial ownership of all shares held by ARCH IX and ARCH Overage. The address of each of ARCH, ARCH IX, ARCH Overage, ARCH IX LP, ARCH IX Overage LP, ARCH IX LLC and the ARCH Managing Directors is 8755 West Higgins Road, Suite 1025, Chicago, Illinois 60631.

(2)

Consists of 22,616,666 shares of common stock held by SVF Endurance (Cayman) Limited (“SVF Endurance”). SVF Endurance is a wholly-owned subsidiary of SoftBank Vision Fund (AIV M1) L.P. (“SVF”). SB Investment Advisers (UK) Limited (“SBIA UK”), has been appointed as alternative investment fund manager (“AIFM”), and is exclusively responsible for managing SVF in accordance with the Alternative Investment Fund Managers Directive and is authorized and regulated by the UK Financial Conduct Authority accordingly. As AIFM of SVF, SBIA UK is exclusively responsible for making all decisions related to the acquisition, structuring, financing, voting and disposal of SVF’s investments. SBIA UK is a wholly owned by SoftBank Group Corp. Mr. Nishar, a member of our Board of Directors, is a Senior Managing Partner at SB Investment Advisers (US) Inc., an affiliate of SBIA UK, but does not have voting or investment power over the shares held by SVF. The address of SVF Endurance is 27 Hospital Road, Georgetown E9, Grand Cayman KY1-9008.

(3)

Consists of (i) 4,498,559 shares of common stock held directly by Dr. Scangos, (ii) 1,907,329 shares of common stock held by the George A. Scangos 2018 Annuity Trust, dated August 30, 2018, over which Dr. Scangos and his wife share voting and investment power as trustees, (iii) 115,000 shares of common stock held by the 2018 Scangos Grandchildren’s Trust, dated December 10, 2018, over which Dr. Scangos and his wife share voting and investment power as trustees, and (iv) 503,855 shares of common stock issuable upon exercise of stock options held by Dr. Scangos that are exercisable within 60 days of March 22, 2021.

(4)

Consists of (i) 177,777 shares of common stock directly held by Mr. Horn and (ii) 61,480 shares of common stock issuable upon exercise of stock options held by Mr. Horn that are exercisable within 60 days of March 22, 2021.

(5)

Consists of (i) 33,200 shares of common stock directly held by Dr. Virgin and (ii) 306,073 shares of common stock issuable upon exercise of stock options held by Dr. Virgin that are exercisable within 60 days of March 22, 2021.

(6)	Consists of 185,185 shares of common stock issuable upon exercise of stock options held by Mr. Rice that are exercisable within 60 days of March 22, 2021.
(7)

Consists of (i) 199,284 shares of common stock directly held by Dr. Kamarck and (ii) 187,288 shares of common stock issuable upon exercise of stock options held by Dr. Kamarck that are exercisable within 60 days of March 22, 2021.

(8)	Consists of (i) 1,669,110 shares of common stock and (ii) 228,378 shares of common stock issuable upon exercise of stock options held by Dr. Sato that are exercisable within 60 days of March 22, 2021.
(9)

Consists of (i) 972,221 shares of common stock held by Alta Partners NextGen Fund I, L.P. (“APNG I”), (ii) 70,651 shares of common stock held by Mr. More and (iii) 24,355 shares of common stock issuable upon exercise of stock options held by Mr. More that are exercisable within 60 days of March 22, 2021. The shares directly held by APNG I are indirectly held by Alta Partners NextGen Fund I Management, LLC (“APNG I Management”), which is the general partner of APNG I. The individual managing directors of APNG I Management are Mr. More, Peter Hudson and Daniel Janney. The managing directors of APNG I Management exercise sole voting and investment control with respect to the shares held by APNG I. The individual managing directors of APNG I Management disclaim beneficial ownership of all shares held by APNG I, except to the extent of their pecuniary interests therein.

(10)

Consists of (i) the shares held by ARCH IX and ARCH Overage disclosed in footnote (1) above and (ii) 24,885 shares of common stock issuable upon exercise of stock options held by Mr. Nelsen that are exercisable within 60 days of March 22, 2021. Mr. Nelsen is a managing director of ARCH IX LLC and may be deemed to beneficially own the shares held by ARCH IX and ARCH Overage as disclosed in footnote (1).

(11)	Consists of 78,672 shares of common stock issuable upon exercise of stock options held by Mr. Perez that are exercisable within 60 days of March 22, 2021.
(12)	Consists of 56,594 shares of common stock issuable upon exercise of stock options held by Ms. Ramasastry that are exercisable within 60 days of March 22, 2021.
(13)

Consists of (i) 105,368 shares of common stock held directly by Dr. Sharp, (ii) 44,444 shares of common stock held by Phillip A. Sharp Irrevocable Trust 11/04/08 FBO Christine Carey, over which Dr. Sharp holds voting and investment power as trustee, (iii) 44,444 shares of common stock held by Phillip A. Sharp Irrevocable Trust 11/04/08 FBO Helena Sharp, over which Dr. Sharp holds voting and investment power as trustee, (iv) 44,444 shares of common stock held by Phillip A. Sharp Irrevocable Trust 11/04/08 FBO Sarah Brokaw, over which Dr. Sharp holds voting and investment power as trustee, and (v) 62,475 shares of common stock issuable upon exercise of stock options held by Dr. Sharp that are exercisable within 60 days of March 22, 2021.

(14)

Includes the shares described in notes (3) through (6) and (8) through (13) and shares held or stock issuable upon exercise of stock options that are exercisable within 60 days of March 22, 2021 by executive officers who are not named in the table above.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2020, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with; except that one Form 4 report covering one transaction was filed late for Dr. Virgin due to an administrative oversight.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis Overview

This Compensation Discussion and Analysis (“CD&A”) discusses the compensation philosophy, policies and programs underlying our executive compensation decisions for 2020. This section provides a narrative overview of the factors relevant to these decisions and how compensation is awarded to our Named Executive Officers (our “NEOs”) for the fiscal year ended December 31, 2020, which consist of the following executives:

•	George Scangos, Ph.D., our President and Chief Executive Officer;

•	Howard Horn, our Chief Financial Officer;

•	Steven Rice, our Chief Administrative Officer;

•	Herbert (Skip) Virgin, M.D., Ph.D., our Executive Vice President, Research and Chief Scientific Officer; and

•	Michael Kamarck, Ph.D., our former Chief Technology Officer.

Executive Summary

Our mission is to create a world without infectious disease

Vir a clinical-stage immunology company focused on combining immunologic insights with cutting-edge technologies to treat and prevent serious infectious diseases. Infectious diseases are one of the leading causes of death worldwide and can cause trillions of dollars of direct and indirect economic burden each year – as evidenced by the current coronavirus disease 2019 (the “COVID-19 pandemic”).

Our current development pipeline consists of product candidates targeting COVID-19, hepatitis B virus (“HBV”), influenza A virus, and human immunodeficiency virus (“HIV”). We have assembled four technology platforms, focused on antibodies, T cells, innate immunity, and small interfering ribonucleic acid (“siRNA”), through internal development, collaborations, and acquisitions. We have built an industry-leading team that has deep experience in immunology, infectious diseases, and product development.

2020 Business Highlights.

During 2020, we rapidly responded to the COVID-19 pandemic and achieved several important business milestones, including but not limited to, the following:

COVID-19

•	Identified two potent and differentiated antibodies, VIR-7831 and VIR-7832;

•	Initiated two Phase 3 trials for early treatment and hospitalized patients for VIR-7831; and

•	Established a pan-coronavirus collaboration with GlaxoSmithKline plc ( “GSK”).

HBV

•	Established proof of concept for our lead candidate, VIR-2218;

•	Initiated a proof of concept trial for our antibody that may serve as a T cell vaccine, VIR-3434; and

•	Initiated our first proof of concept combination trial for the functional cure of HBV with VIR-2218 and pegylated interferon-alpha.

Additional Pipeline Updates

•	Completed Phase 1 trials for our influenza A antibody, VIR-2482; and

•	Initiated a Phase 1 trial of our prophylactic T cell HIV vaccine, VIR-1111.

2020 Executive Compensation Highlights

Our executive compensation program is designed to enable us to attract and retain the top talent necessary for the success of our long-term business strategy. For fiscal year 2020, we made few changes to our program over the prior year, which represented our first year as a public company. The highlights of our 2020 executive compensation program are as follows:

•

Moderate salary increases: Increases to our NEOs’ base salaries averaged between 3% and 8.5%, with larger increases reflecting promotions, strong performance in role, and recognizing key talent with critical roles in our current and future success. See the section entitled “—Annual Base Salary” for further information.

•	Limited changes to target short-term incentives: Only Dr. Scangos’ target short-term incentive opportunity was increased in 2020 to better align with market.

•

Payout of 133% of target in short-term corporate incentive plan: In determining 2020 payouts for NEOs, the Compensation Committee reviewed numerous factors relating to both corporate performance and individual performance against the goals and priorities that were updated to their current form in May in response to the impact of COVID-19 on our drug and technical strategies. See the section entitled “—Short-Term Corporate Incentive Plan” for further information.

•

Limited executive equity awards: Historically, the Compensation Committee has granted executive equity periodically in response to market reviews, promotions, to recognize strong performance, and for our retention objectives. In 2020, two NEOs received equity grants in the form of options. Mr. Horn received a February equity award of 60,000 options to recognize continued strong performance and to refresh his equity holdings relative to the broader market, and Mr. Rice received a July equity award of 40,000 options upon his promotion to Chief Administrative Officer. The Compensation Committee determined not to make additional equity grants to other executives given their current holdings. However, beginning in 2021, the Compensation Committee intends to move to an annual grant cadence, where equity awards will be made annually based on the Compensation Committee’s review of competitive analysis, current equity holdings, and individual performance. See the section entitled “—Long-Term Incentive Compensation” for further information.

•

Significant portion of compensation tied to corporate performance: While the majority of each executive’s compensation for 2020 is base salary, a significant portion is tied to short-term corporate objectives. Furthermore, all of our NEOs hold significant equity stakes tied to the long-term performance of the company and our ability to deliver valuable treatments to prevent and cure serious infectious diseases. Beginning in 2021, we anticipate the majority of compensation for NEOs will be delivered through “at-risk” compensation tied our short-term corporate incentive plan and long-term equity awards.

2020 Executive Compensation Policies and Practices

What We Do	What We Don’t Do
Compensation Committee of Independent Directors: Our Compensation Committee is composed of all independent directors.	No Guaranteed Compensation: Although we have signed employment agreements with each of our NEOs, these agreements provide for “at will” employment, and none of these agreements provides any guarantees relating to base salary increases or the amounts of any annual incentive awards or long-term equity awards.
Risk Analysis: We review the structure of our executive compensation program to minimize the risk of inappropriate risk-taking by our executive officers.	No Hedging or Pledging our Common Stock: Our insider trading policy prohibits our employees, directors and designated consultants from engaging in “hedging”, pledging the Company’s securities as collateral for a loan, or other monetization transactions with respect to our common stock or borrowing against our common stock.
Multi-Year Vesting: The equity awards granted to our executive officers generally vest over multi-year periods, consistent with current market practice and our retention objectives.	No Tax Reimbursements: We do not provide any tax reimbursement payments (including “gross-ups”) on any perquisites or other personal benefits.

What We Do	What We Don’t Do
Annual Compensation Review: Our Compensation Committee undertakes a comprehensive review of compensation of our executives, including our NEOs, on an annual basis.	No Special Health or Welfare Benefits and Limited Perquisites: Our executive officers participate in broad-based company-sponsored health and welfare benefits programs on the same basis as our other full-time, salaried employees. We generally do not provide perquisites or personal benefits to our NEOs, except in limited circumstances.
Double-Trigger Change-in-Control: Our change in control and severance benefit plan requires a double-trigger condition prior to awarding executives with enhanced severance compensation and benefits (including the acceleration of equity awards).	No Special Retirement Benefits: We do not provide pension arrangements or post-retirement health coverage for our executive officers or employees. Our executive officers and other U.S.-based employees are eligible to participate in our 401(k) plan.
Independent Compensation Consultant: Our Compensation Committee engages its own compensation consultant and reviews its independence from management on an annual basis.

Executive Compensation Philosophy and Overview

Our executive compensation program is designed to enable us to attract and retain key talent, to motivate management to achieve critical strategic priorities, and to align management’s incentives with the long-term interests of our stockholders. In line with this philosophy, our executive compensation program consists three primary elements:

•	Base salary

•	Short-term cash incentive

•	Long-term equity incentives

The Compensation Committee believes that these elements – balancing the portion of “base” and “at risk” compensation – serve to both compensate management for their service and align their interests with those of our shareholders. Though the Compensation Committee has not adopted any formal policies or guidelines that dictate the allocation of compensation between these elements, the Compensation Committee reviews executive compensation annually to ensure both pay levels and mix remain competitive and allow us to attract and retain top talent to advance our long-term strategic priorities.

Process for Setting Executive Compensation

Role of the Compensation Committee and the Board

We look to encourage a broad performance orientation in our compensation programs and achieve this in part by developing a strong alignment between individual incentives and organizational objectives. Each year the Compensation Committee reviews our executive compensation strategy, evaluates and approves our compensation levels and design, assesses the risk profile of our executive incentive programs, and evaluates both corporate performance and the performance of each executive officer.

The Compensation Committee evaluates several factors when determining each executive’s individual pay elements and target total compensation opportunity, including our performance during the prior year against corporate goals and priorities as set by both management and the Board, each executive’s positioning against other similarly situated executives at peer companies given their relative experience, skills, and responsibilities, each executive’s individual contributions to our overall performance for the year, and for officers other than the CEO, the recommendations of the CEO. Executive performance and positioning against market is reviewed at least once annually, with any changes to target compensation opportunities typically approved at the first Committee meeting of the year.

Role of Management

Our Compensation Committee works with management, including the CEO, when reviewing and setting executive compensation. Management generally provides information on corporate and individual performance, updates on peer performance, and works with the compensation consultant to provide external market compensation data. The CEO provides recommendations on the compensation packages for executive officers other than himself, as well as input and recommendations regarding individual executive performance. Dr. Scangos is also instrumental in developing both our annual and long-term strategic objectives and goals used in our incentive programs, which are reviewed by both the Compensation Committee and the Board, and in providing perspective on our performance against those goals. No executives, including the CEO, are involved in their own compensation decisions.

Role of Compensation Consultant

Since 2019, the Compensation Committee has engaged an independent external consultant, Semler Brossy Consulting Group (“Semler Brossy”) to advise on overall compensation matters, including:

•	guidance and recommendations on the composition of our compensation peer group

•	market data for analysis and design of the compensation levels of our executive officers and non-employee directors

•	overall compensation program design

•	guidance on our compensation philosophy

•	input on compensation actions for executive promotions and new hires

•	input on the Executive Compensation portion of our CD&A

Semler Brossy reports directly to the Compensation Committee and to the Compensation Committee Chairman, and additionally works with management to source market data and to arrive at market matches for executive officers. Our Compensation Committee performs an annual assessment of its compensation consultants’ independence. In 2020, our Compensation Committee determined that Semler Brossy is independent consistent with the listing standards of the relevant Nasdaq and SEC rules and that Semler Brossy’s engagement does not raise any conflict of interest. During 2020, Semler Brossy did not provide services to us other than the services to our Compensation Committee described herein.

Role of Market Data

The Compensation Committee uses competitive market analyses from a group of peer companies as one input for compensation decisions when reviewing executive compensation levels and practices. The Compensation Committee also uses market data from broader Radford Global Life Sciences Compensation surveys and their own knowledge and judgement in evaluating market data and making compensation decisions.

With the assistance of its compensation consultant, the Compensation Committee considers a number of factors when reviewing companies for inclusion; primary factors for consideration are industry (biotechnology and pharmaceuticals), stage of drug development with a preference for pre-commercial peers, and market valuation. Other key factors considered include similarity of our therapeutic and technological focus, number of employees, and breadth of platforms and clinical trials. The following 21 companies approved in July 2019, prior to our IPO, were used as the basis of market analyses that formed one input into executive compensation reviews for 2020:

• Acceleron Pharma	• BridgeBio Pharma	• MyoKardia

• Aimmune Therapeutics	• CRISPR Therapeutics	• Reata Pharmaceuticals

• Allogene Therapeutics	• Denali Therapeutics	• REGENXBIO

• AnaptysBio	• Editas Medicine	• Rubius Therapeutics

• Atara Biotherapeutics	• Global Blood Therapeutics	• Tricida

• Audentes Therapeutics	• Intellia Therapeutics	• Wave Life Sciences

• Blueprint Medicines	• Moderna	• Xencor

Our Compensation Committee reviews the group annually to ensure the group, in its totality, continues to reflect our size and business focus, and that individual companies continue to fit major criteria for inclusion. In September of 2020, the Compensation Committee made several changes to the composition of the group to be used for 2021 compensation decisions, generally shifting toward larger pre-commercial companies with strong business fits as we continue to grow. Ultimately, the Compensation Committee removed six companies that either were acquired or saw significant market cap declines over 2020 (Aimmune Therapeutics, AnaptysBio, Audentes Therapeutics, Rubius Therapeutics, Tricida, and Wave Life Sciences), and added the six companies identified below with strong valuations and a similar therapeutic or technological focus:

• Acceleron Pharma	• Denali Therapeutics	• Novavax (new)

• Allakos (new)	• Editas Medicine	• Reata Pharmaceuticals

• Allogene Therapeutics	• Global Blood Therapeutics	• REGENXBIO

• Arrowhead Pharmaceuticals (new)	• INOVIO Pharmaceuticals (new)	• Turning Point Therapeutics (new)

• Atara Biotherapeutics	• Intellia Therapeutics	• Xencor

• Blueprint Medicines • BridgeBio Pharma • CRISPR Therapeutics	• Iovance Biotherapeutics (new)
• Moderna
• Myokardia

Executive Compensation Program and Compensation Decisions for the Named Executive Officers

The components of our executive compensation program in 2020 were as follows:

Annual Base Salary

The base salaries for our executive officers are designed to provide them with stable fixed pay element for their services throughout the year. The Compensation Committee sets the salary levels with consideration to the officer’s experience, skills, and responsibilities, market data for similar roles at peer companies, the recommendations of the CEO, and may also draw upon the experience of members of our Board of Directors with executives at other companies. The Compensation Committee reviews executive salaries each year – typically in connection with our annual performance review process – adjusting from time to time as appropriate to align with market competitive pay levels, accounting for individual responsibilities, performance, and experience.

In February 2020, consistent with the process detailed above, the Compensation Committee reviewed the base salaries of the NEOs. At that time, the Compensation Committee increased the base salaries for the NEOs to recognize strong performance and to align with market context and the compensation strategy. Mr. Rice’s base salary was increased from $425,000 to $430,000 in February 2020 at the annual compensation meeting. In July 2020, the Compensation Committee further increased Mr. Rice’s base salary from $430,000 to $460,000 to recognize increased responsibilities in connection with his promotion from our Head of Human Resources to Chief Administrative Officer.

The 2020 base salaries for our NEOs were as follows:

Name	2019 Base Salary	2020 Base Salary	% Increase
George Scangos, Ph.D.	$517,500	$550,000	6.3%
Howard Horn	$416,000	$450,000	8.2%
Herbert (“Skip”) Virgin, M.D., Ph.D.	$621,000	$639,630	3.0%
Steven Rice	$425,000	$460,000	8.2%
Michael Kamarck, Ph.D.	$416,000	$428,480	3.0%

Short-Term Corporate Incentive Plan

Our NEOs are eligible to receive an annual cash incentive based on individual and company performance, which is designed to incentivize our executives to achieve critical short-term goals align their payouts with our business strategy.

Target Short-Term Incentive Plan Opportunities

Each of our NEOs was assigned a target annual incentive opportunity based upon a percentage of his or her base salary with consideration to each executive officer’s accountability, scope of responsibilities, and potential impact on our performance. Based on the recommendations of the Compensation Committee, the Board approved each executive’s target bonus for 2020. Dr. Scangos’ target opportunity as a percentage of his base salary was increased in February 2020 from 50% to 60% to better align with market. The opportunities, expressed as a percentage of base salary, for other NEOs did not change relative to 2019.

The target annual opportunities for our NEOs were as follows:

Name	2019 Target Bonus as a % of Base Salary	2020 Target Bonus as a % of Base Salary	2020 Target Bonus Value
George Scangos, Ph.D.	50%	60%	$330,000
Howard Horn	40%	40%	$180,000
Herbert (“Skip”) Virgin, M.D., Ph.D.	40%	40%	$255,852
Steven Rice	40%	40%	$184,000
Michael Kamarck, Ph.D.	50%	50%	$219,520

Payout of each executive’s annual incentive is based on corporate attainment against a set of pre-determined goals approved by the Board of Directors each year following the recommendation of the Compensation Committee (typically in February). After corporate performance against the strategic goals has been approved, each executive’s incentive is subject to a further adjustment up or down based on the Compensation Committee’s qualitative determination of the executive’s individual performance for the year.

2020 Corporate Incentive Plan Performance Objectives

As a pre-commercial biotechnology company, we do not have material revenue or profits at this stage and our success is best measured by achievement of critical research and development milestones. Thus, the annual incentive is designed to directly tie our executive’s pay outcomes to achievement of these critical strategic goals, while providing the Compensation Committee flexibility in determining the overall level of corporate and individual achievement. For 2020, our goals were defined across five categories: clinical development, financial and business development, pre-clinical research, people and culture, and legal and compliance.

In February 2020, the Board approved a set of goals which focused primarily on HBV, Influenza A, and HIV, our therapeutic focuses at the time. However, with the onset of COVID-19 we broadened our business strategy to include the treatment and prevention of SARS-CoV-2 (the virus that causes COVID-19). In response, the Compensation Committee and the Board updated the annual incentive goals to reflect the additional focus for 2020, with several new goals related to COVID-19 introduced. The updated goals for 2020 were approved by the Board of Directors in May.

2020 Corporate Incentive Plan Outcomes

Goal	Achievement
Clinical Development Goals (40% weight)

Exceeded Target

•  Initiated two Phase 3 trials for VIR-7831 (COVID-19)

•  Established proof of concept for VIR-2218 (HBV)

•  Initiated Phase 2 combination trial of VIR-2218 with PEG-IFN-α (HBV)

•  Initiated Phase 1 trial for VIR-3434 (HBV)

•  Initiated Phase 1 trial for VIR-1111 (HIV)

Financial and Business Development Goals (25% weight)	Met Target • Established pan-coronavirus collaboration with GSK • Raised $345 million from July follow-on offering • Controlled total cash spend

Goal	Achievement
Pre-Clinical Research Goals (20% weight)	Exceeded Target Specific achievement not disclosed due to potential competitive harm, though several goals were related to COVID-19 developments
People & Culture Goals (10% weight)	Met Target • On-going assessment of employee engagement • Created development plans for each employee • Managed impact of COVID-19 on organizational effectiveness
Legal, Infrastructure, and Compliance Goals (5% weight)	Met Target • Established long-term space plan to address headcount growth • Enhanced and/or implemented internal processes and controls

In February 2021, the Compensation Committee evaluated our achievement of the 2020 corporate goals and determined that the corporate goals had been achieved at a level of 133%. Specifically, the Compensation Committee considered our achievement against the pre-set goals as determined in May, and also factored in our performance in the context of the global pandemic.

Payouts for each executive were further adjusted to reflect individual performance; final 2020 payouts as a percent of target are below:

Name	2020 Base Salary	Target Bonus % of Salary	2020 Bonus Payout as a % of Target	2020 Bonus Payout
George Scangos, Ph.D.	$550,000	60%	133%	$438,900
Howard Horn	$450,000	40%	126%	$226,100
Herbert (“Skip”) Virgin, M.D., Ph.D.	$639,630	40%	146%	$374,311
Steven Rice	$460,000	40%	140%	$256,956
Michael Kamarck, Ph.D.	$428,480	50%	124%	$266,000

When assessing the individual performance of the NEOs, the Compensation Committee considered the following contributions: Dr. Virgin’s bonus payout acknowledges that pre-clinical research exceeded their corporate goals. Mr. Rice’s bonus is reflective of his significant impact on multiple general and administrative groups.

Long-Term Incentive Compensation

Our equity-based incentive awards are designed to align our interests and those of our stockholders with those of our employees and NEOs. We believe the long-term nature of executive equity awards’ value and vesting is particularly critical to the aligning executive interests with our strategic mission, as the awards will only have meaningful value over time to the extent that we’re successful in our clinical trials and providing valuable treatments to prevent and cure serious infectious diseases. The awards further contribute to a culture of ownership among the leadership team and promote the retention of superior talent crucial to outperformance.

For 2020 and historically, the Compensation Committee has granted periodic equity grants to executive officers in response to consideration of a broad range of factors. These factors include regular analyses of each executive’s outstanding unvested and total equity holdings relative to peer executives, the total value of each executive’s annual target compensation package relative to peer executives, promotions or changes in role, recognition of significant contributions, retention objectives, and the need to incentivize specific corporate goals. Historically, stock option awards and restricted stock awards have been the only forms of equity awards we granted to our NEOs.

In 2020, the Compensation Committee recommended and the Board approved two equity awards to NEOs: a February grant of 60,000 options to Mr. Horn in light of continued strong performance and in response to his equity ownership relative to competitive benchmarks, and a July grant of 40,000 options to Mr. Rice to recognize his promotion from our Head of Human Resources to Chief Administrative Officer. All options are granted with an exercise price per share that is no less than the fair market value of our common stock on the date of grant of such award. Our stock option grants generally vest over a four-year period and may be subject to acceleration of vesting and exercisability under certain termination and change in control events.

For 2021, the Compensation Committee conducted a review of market practice and has decided to shift to an annual grant cadence whereby our executives will be eligible for restricted stock and stock option grants in the first quarter of each year. The Compensation Committee believes our current scale and valuation support a shift to a more structured approach to long-term incentive grants more consistent with other highly valued pre-commercial companies. This program will allow the Compensation Committee to tie pay outcomes to corporate performance on a more frequent and consistent basis, with overlapping vesting periods that further extend and reinforce the program’s long-term orientation and retentive value.

Health and Welfare Benefits

All of our NEOs are eligible to participate in our employee benefit plans, including our medical, dental, vision, disability and life insurance plans, in each case on the same basis as all of our other employees.

Section 401(k) Plan

Our NEOs are eligible to participate in a defined contribution retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees may defer eligible compensation on a pre-tax or after-tax (Roth) basis, up to the statutorily prescribed annual limits on contributions under the Internal Revenue Code of 1986, as amended (the “Code”). Contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participant’s directions. We currently match 100% of employee contributions of the first 3% of eligible compensation, and 50% of contributions on the next 2% of eligible compensation. Participants are immediately and fully vested in all contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, and the 401(k) plan’s related trust is intended to be tax-exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan (except for Roth contributions) and earnings on those contributions are not taxable to participants until distributed from the 401(k) plan.

Perquisites

We generally do not provide perquisites or personal benefits to our NEOs, except in limited circumstances, such as the temporary housing allowances provided to Drs. Virgin and Kamarck, as described below under “—Agreements with Named Executive Officers—Agreement with Herbert (“Skip”) Virgin, M.D., Ph.D.” and “—Agreements with Named Executive Officers—Agreement with Michael Kamarck, Ph.D.”

Post-Employment Compensation

Our NEOs are entitled to certain severance and change of control payments and benefits pursuant to the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan, as described in more detail below in the section entitled “—Potential Payments Upon Termination or Change of Control.” The plan provides for a combination of a lump-sum cash severance payment, continued health benefits and acceleration of vesting on outstanding equity awards in specified circumstances. Acceleration of vesting is generally subject to a “double trigger” arrangement, meaning that vesting acceleration occurs only in the event of a change in control of the Company in connection with or followed by a termination of employment without cause by us, or with good reason by the NEO.

Given the industry in which we participate and the range of strategic initiatives that we may explore, we believe these arrangements are an essential element of our executive compensation package and assist us in recruiting and retaining talented individuals. In addition, since we believe it may be difficult for our executive officers to find comparable employment following an involuntary termination of employment in connection with or following a change in control of the Company, these payments and benefits are intended to ease the consequences to an executive officer of an unexpected termination of employment. By establishing these payments and benefits, we believe we can mitigate the distraction and loss of executive officers that may occur in connection with rumored or actual fundamental corporate changes and thereby protect stockholder interests while a transaction is under consideration or pending.

Accounting and Tax Considerations

Under Financial Accounting Standard Board ASC Topic 718 (“ASC Topic 718”), we are required to estimate and record an expense for each share-based payment award (including stock options) over the vesting period of the award. We record share-based compensation expense on an ongoing basis according to ASC Topic 718. Our Compensation Committee has considered, and may in the future consider, the grant of performance-based or other types of stock awards to our executive officers in lieu of or in addition to stock options in light of the accounting impact of ASC Topic 718 and other considerations.

Under Section 162(m) of the Code (“Section 162(m)”), compensation paid to any publicly held corporation’s “covered employees” that exceeds $1 million per taxable year for any covered employee is generally non-deductible.

However, Section 162(m) provides a reliance period exception for corporations that became publicly held on or before December 20, 2019, pursuant to which the deduction limit under Section 162(m) does not apply to certain compensation paid (or in some cases, granted) pursuant to a plan or agreement that existed during the period in which the corporation was not publicly held, subject to certain requirements and limitations. Under Section 162(m), this reliance period ends upon the earliest of the following: (i) the expiration of the plan or agreement; (ii) the material modification of the plan or agreement; (iii) the issuance of all employer stock and other compensation that has been allocated under the plan; or (iv) the first meeting of stockholders at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the corporation’s initial public offering occurs.

Compensation paid to each of the Company’s “covered employees” in excess of $1 million per taxable year generally will not be deductible unless it qualifies for the reliance period exception under Section 162(m). Because of certain ambiguities and uncertainties as to the application and interpretation of Section 162(m), as well as other factors beyond the control of the Compensation Committee, no assurance can be given that any compensation paid by the Company will qualify for the reliance period exception under Section 162(m) and be deductible by the Company in the future. Although the Compensation Committee will continue to consider tax implications as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to provide compensation for the Company’s NEOs in a manner consistent with the goals of the Company’s executive compensation program and the best interests of the Company and its stockholders, which may include providing for compensation that is not deductible by the Company due to the deduction limit under Section 162(m). The Compensation Committee also retains the flexibility to modify compensation that was initially intended to be exempt from the deduction limit under Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Risk Assessment Concerning Compensation Practices and Policies

Each year, our Compensation Committee reviews our compensation policies and programs to assess whether they may encourage our employees and executives to take inappropriate risks. In May 2020 our Compensation Committee reviewed our current compensation plans, including the mix of fixed and variable compensation, performance metrics, program oversight, measurement and payout timing, discretion and caps on short-term incentives, award size, vesting schedules and other terms of long-term equity incentives, and other incentive opportunities and their features. After reviewing each of our compensation plans, the Compensation Committee determined that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on our Company as a whole.

Compensation Committee Interlocks and Insider Participation

As noted above, our Compensation Committee consists of Robert More, Philip Sharp, Elliott Sigal, and Robert Perez. None of the members of our Compensation Committee during 2020 has at any time been our officer or employee. None of the members of our Compensation Committee during 2020 had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. None of our executive officers serve, or in the past fiscal year has served, as a member of the Board or the Compensation committee of any entity that has one or more of its executive officers serving on our Board of Directors or Compensation Committee.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis contained in this Proxy Statement with management and, based on such review and discussions, the Compensation Committee has approved the inclusion of the Compensation Discussion & Analysis in this Proxy Statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 for filing with the SEC.

Compensation Committee

Mr. Robert More (Chair)

Dr. Philip Sharp

Dr. Elliott Sigal

Mr. Robert Perez

*

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Summary Compensation Table

The table below summarizes the total compensation for each of (i) Dr. Scangos and Dr. Virgin for the years ended December 31, 2018, 2019, and 2020; (ii) Mr. Horn for the years ended December 31, 2019, and 2020; and (iii) Dr. Kamarck and Mr. Rice for the year ended December 31, 2020. For a narrative description of material factors helpful to understand the information disclosed in the table below for 2020, please see the Compensation Discussion & Analysis and the narrative to this table.

Name and principal position	Year	Salary ($) (1)	Bonus ($) (2)	Option awards ($) (3)	Non-equity incentive plan compensation ($) (4)	All other compensation ($) (5)	Total ($)
George Scangos, Ph.D.	2020	544,583	—	—	438,900	11,400	994,883
President and Chief Executive Officer	2019	514,583	—	3,158,780	260,044	11,200	3,944,607
	2018	512,019	—	—	260,000	11,000	783,019
Howard Horn (6)	2020	444,333	—	960,186	226,100	11,400	1,642,019
Chief Financial Officer	2019	413,333	—	1,614,687	174,720	11,200	2,213,940
Steven Rice (6)	2020	441,667	—	1,476,236	256,956	—	2,174,859
Chief Administrative Officer
Herbert (“Skip”) Virgin, M.D., Ph.D.	2020	636,525	—	—	374,311	95,400	1,106,236
Executive Vice President, Research and Chief Scientific Officer	2019	617,500	—	1,018,963	248,400	84,000	1,968,863
	2018	592,308	600,000	627,750	259,000	84,000	2,163,058
Michael Kamarck, Ph.D. (6) (7)	2020	426,400	—	—	266,000	111,400	803,800
Former Chief Technology Officer

(1)

Salary amounts represent (i) actual amounts paid during 2018, 2019 or 2020, plus (ii) payments made during 2018 to cash out accrued paid time off in the following amounts for 2018: (1) for Dr. Scangos, $12,019 and (2) for Dr. Virgin, $3,671. The salary amount paid to Dr. Virgin in 2018 was prorated for his start date in January 2018. In February 2018, we adopted a non-accrued, flexible vacation policy, therefore there were no accrued paid time off payments to our NEOs in 2019 and 2020.

(2)

Reflects sign-on bonus awarded to Dr. Virgin. See below in the narrative section summarizing our Agreement with Dr. Virgin for a description of the material terms pursuant to which this compensation was awarded.

(3)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during fiscal years 2018, 2019 and 2020 computed in accordance with ASC 718 for stock-based compensation transactions. For a discussion of valuation assumptions, see Note 12 “Stock-Based Awards” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(4)

Reflects performance-based cash bonuses awarded to our NEOs. See below in the narrative section describing the Bonuses and Non-Equity Incentive Plan Compensation for a description of the material terms pursuant to which this compensation was awarded.

(5)

Represents: (i) for Dr. Scangos, $11,000, $11,200 and $11,400 for matching contributions made by us under our 401(k) plan in 2018, 2019 and 2020, respectively; (ii) for Dr. Virgin, (a) $84,000 in housing allowance payments in each of 2018, 2019 and 2020, and (b) $11,400 for matching contributions made by us under our 401(k) plan in 2020;

(iii) for Mr. Horn, $11,200 and $11,400 for matching contributions made by us under our 401(k) plan in 2019 and 2020, respectively; and (iv) for Dr. Kamarck, (a) $100,000 in housing allowance payments in 2020, and (b) $11,400 for matching contributions made by us under our 401(k) plan in 2020
(6)	Mr. Horn was not considered a NEO prior to 2019 and each of Dr. Kamarck and Mr. Rice were not considered NEOs prior to 2020.
(7)	Dr. Kamarck resigned as our Chief Technology Officer on March 29, 2021.

Agreements with Named Executive Officers

We have entered into letter agreements with each of our NEOs. The letter agreements generally provide for at-will employment and set forth the NEO’s initial base salary, eligibility for employee benefits and stock option grants. In addition, each of our NEOs has executed a form of our standard confidential information and invention assignment agreement. The key terms of the letter agreements with our NEOs are described below. Any potential payments and benefits due upon a qualifying termination of employment or a change in control are further described below under “—Potential Payments Upon Termination or Change in Control.”

Agreement with George Scangos, Ph.D.

In December 2016, we entered into an employment letter agreement with Dr. Scangos, our President and Chief Executive Officer. Pursuant to his letter agreement, Dr. Scangos was initially entitled to an annual base salary of $500,000 and a discretionary annual target bonus equal to 50% of his base salary, contingent upon the achievement of performance objectives established by us. Dr. Scangos’ letter agreement also provided that Dr. Scangos was entitled to a grant of 6,676,444 shares of restricted stock, that vest as follows: 25% on October 1, 2017 and the remaining 75% in 36 equal monthly installments thereafter, subject to Dr. Scangos’ continued employment through each such date. In lieu of the restricted stock grant for 6,676,444 shares, on January 7, 2017, Dr. Scangos was granted 3,338,222 shares of restricted stock under the 2016 Plan with 50% of these shares vesting on October 1, 2017 and the remaining 50% of the shares vesting in 12 equal monthly installments thereafter, in each case subject to his continued service through the vesting dates. In addition, on January 7, 2017, Dr. Scangos purchased 3,338,222 shares of restricted stock pursuant to the 2016 Plan at the then-current fair market value of $0.86 per share pursuant to a promissory note, subject to our right to repurchase the shares upon termination of his service for any reason at a purchase price equal to the lesser of fair market value or the amount Dr. Scangos paid for the shares that lapses in 24 equal monthly installments beginning November 1, 2018, subject to accelerated vesting as provided below under the section titled “—Potential Payments Upon Termination or Change in Control.” Dr. Scangos’ letter agreement also provided that, if following the closing of our Series B convertible preferred stock financing, Dr. Scangos’ ownership was greater than a 7% ownership of our company, then he would be required to automatically forfeit such number of shares causing his ownership to exceed 7%, and if his ownership was less than 7%, then he was entitled to an additional grant of restricted stock equal to such number of shares that would result in an ownership of 7%. Our Series B convertible preferred stock financing closed in January 2019 causing Dr. Scangos’ ownership to be reduced to below 7%, and in March 2019, Dr. Scangos was granted an option to purchase 562,444 shares of our common stock that vests as follows: 25% on October 1, 2018 and the remaining 75% in 36 equal monthly installments thereafter, subject to Dr. Scangos’ continued employment through each such date, subject to accelerated vesting as provided below under the section titled “—Potential Payments Upon Termination or Change in Control.” Dr. Scangos and our Board of Directors each approved Dr. Scangos receiving the stock option grant in lieu of the grant of restricted stock and in full satisfaction of the obligation noted above.

We amended and restated Dr. Scangos’ letter agreement in August 2019. Pursuant to his amended and restated letter agreement, Dr. Scangos will continue to serve as our Chief Executive Officer and as a member of our Board of Directors. Dr. Scangos is entitled to an annual base salary of $517,500 and a discretionary annual target bonus equal to 50% of his base salary, contingent upon the achievement of performance objectives established by us. In addition to his previous equity awards, Dr. Scangos will be eligible to receive future equity award grants as determined by our Board of Directors or its Compensation Committee. The amended and restated letter agreement provides that Dr. Scangos is entitled to certain accelerated vesting of the equity awards granted prior to the date of the amended and restated letter agreement upon a change in control, and is eligible to participate in our Change in Control and Severance Benefit Plan.

Agreement with Howard Horn

In March 2017, we entered into an employment letter agreement with Mr. Horn, our current Chief Financial Officer. Pursuant to his letter agreement, Mr. Horn was initially entitled to an annual base salary of $400,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. In addition, Mr. Horn received a one-time sign-on bonus of $400,000 in March 2017. Mr. Horn’s letter agreement also provided that Mr. Horn was entitled to a restricted stock grant of 277,777 shares of our common stock, which was granted in March 2017, that vests as follows: 25% on the first anniversary of his start date and the remaining 75% in 36 equal monthly installments thereafter, subject to Mr. Horn’s continued employment through each such date. Mr. Horn was also granted an option to purchase 111,111 shares of our common stock in October 2019 that vests as follows: 25% on the one-year anniversary of October 10, 2019 and the remaining 75% in 36 equal monthly installments thereafter, subject to Mr. Horn’s continued employment through each such date.

We amended and restated Mr. Horn’s letter agreement in August 2019. Pursuant to his amended and restated letter agreement, Mr. Horn will continue to serve as our Chief Financial Officer. Mr. Horn is entitled to an annual base salary of $416,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. In addition to his previous equity awards, Mr. Horn will be eligible to receive future equity grants as determined by our Board of Directors or our Compensation Committee. The amended and restated letter agreement provides that Mr. Horn is eligible to participate in our Change in Control and Severance Benefit Plan.

In February 2020, our Compensation Committee granted Mr. Horn an option to purchase 60,000 shares of our common stock that vests as follows: 25% on the one-year anniversary of February 25, 2020 and the remaining 75% in 36 equal monthly installments thereafter, subject to Mr. Horn’s continued employment through each such date.

Agreement with Steven Rice

In August 2019, we entered into an employment letter agreement with Mr. Rice, our current Chief Administrative Officer. Pursuant to his letter agreement, Mr. Rice was initially entitled to an annual base salary of $425,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. In addition, Mr. Rice received a one-time sign-on bonus of $200,000 in September 2019 pursuant to the terms of his letter agreement. Mr. Rice’s letter agreement also provided that he was entitled to the grant of a stock option to purchase 444,444 shares of our common stock, which was granted in December 2019 and which vests as follows: 25% on the first anniversary of his start date and the remaining 75% in 36 equal monthly installments thereafter, subject to Mr. Rice’s continued employment through each such date. Mr. Rice is also eligible to participate in our Change in Control and Severance Benefit Plan.

In July 2020, we amended Mr. Rice’s employment letter agreement pursuant to his promotion letter agreement. Pursuant to the promotion letter agreement, Mr. Rice was promoted from our Head of Human Resources to Chief Administrative Officer. Mr. Rice is entitled to an annual base salary of $460,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. Mr. Rice was also granted an option to purchase 40,000 shares of our common stock in July 2020 that vests as follows: 25% on the one-year anniversary of July 30, 2020 and the remaining 75% in 36 equal monthly installments thereafter, subject to Mr. Rice’s continued employment through each such date.

Agreement with Herbert (“Skip”) Virgin, M.D., Ph.D.

In October 2017, we entered into an employment letter agreement with Dr. Virgin, our current Executive Vice President, Research and Chief Scientific Officer. Pursuant to his letter agreement, Dr. Virgin was initially entitled to an annual base salary of $600,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. In addition, Dr. Virgin received a one-time sign-on bonus of $600,000 in January 2018 and a housing allowance of $7,000 per month for three years. Dr. Virgin’s letter agreement also provided that Dr. Virgin was entitled to the grant of a stock option to purchase 555,555 shares of our common stock, which was granted in January 2018, that vests as follows: 25% on the first anniversary of his start date and the remaining 75% in 36 equal monthly installments thereafter, subject to Dr. Virgin’s continued employment through each such date. The option granted to Dr. Virgin permits him to net exercise the option following the completion of our initial public offering. Dr. Virgin’s letter agreement also provided that he was eligible to receive an option to purchase 111,111 shares of our common stock on or following the one-year anniversary of his start date based on the achievement of performance goals as determined by our Board of Directors and our Chief Executive Officer. Dr. Virgin was also granted an option to purchase 133,332 shares of our common stock in July 2019 that vests as follows: 25% on the one-year anniversary of July 12, 2019 and the remaining 75% in 36 equal monthly installments thereafter, subject to Dr. Virgin’s continued employment through each such date.

We amended and restated Dr. Virgin’s letter agreement in September 2019. Pursuant to his amended and restated letter agreement, Dr. Virgin will continue to serve as our Executive Vice President, Research and Chief Scientific Officer. Dr. Virgin is entitled to an annual base salary of $621,000 and a discretionary annual target bonus equal to 40% of his base salary, contingent upon the achievement of performance objectives established by us. Dr. Virgin’s annual bonus payments are calculated in a manner that takes into consideration the amounts he receives in royalty payments relating to licensing fees paid by us to Washington University in St. Louis. Subject to his continued employment with us, Dr. Virgin is entitled to a housing allowance of $7,000 per month through February 1, 2021 to maintain a residence in the San Francisco area. In addition to his previous equity awards, Dr. Virgin will be eligible to receive future equity grants as determined by our Board of Directors or our Compensation Committee. The amended and restated letter agreement provides that Dr. Virgin is eligible to participate in our Change in Control and Severance Benefit Plan.

Agreement with Michael Kamarck, Ph.D.

In August 2019, we entered into an amended and restated employment letter agreement with Dr. Kamarck, as our Chief Technology Officer. Dr. Kamarck resigned as our Chief Technology Officer on March 29, 2021. Pursuant to his amended and restated employment letter agreement, Dr. Kamarck was entitled to an annual base salary of $416,000 and a discretionary annual target bonus equal to 50% of his base salary, contingent upon the achievement of performance objectives established by us. In addition to his previous equity awards, Dr. Kamarck was eligible to receive future equity grants as determined by our Board of Directors or our Compensation Committee. The amended and restated letter agreement provided that Dr. Kamarck is eligible to participate in our Change in Control and Severance Benefit Plan.

In March 2020, our Compensation Committee approved an amendment to Dr. Kamarck’s amended and restated letter agreement which provided him with a housing allowance of $10,000 per month through February 1, 2022 to maintain a residence in the San Francisco area.

Each of the options granted to our NEOs are subject to a four-year vesting schedule, with 25% vesting one year after the vesting commencement date and the balance vesting monthly over the remaining 36 months, subject to each individual’s continued service through each vesting date.

Grants of Plan-Based Awards in 2020

The following table shows for the year ended December 31, 2020, certain information regarding grants of plan-based awards to our NEOs.

Name	Grant Date	Estimated future payouts under non- equity incentive plan awards(1)			All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/Sh)	Grant date fair value of stock and option awards
		Threshold ($)	Target ($)	Maximum ($)
George Scangos, Ph.D.
Stock option award	—	—	—	—	—	—	—
Annual bonus	—	—	330,000	495,000	—	—	—

Howard Horn
Stock option award	2/25/2020	—	—	—	60,000	21.73	960,186
Annual bonus	—	—	180,000	270,000	—	—	—

Steven Rice
Stock option award	7/30/2020	—	—	—	40,000	47.06	1,476,422
Annual bonus	—	—	184,000	276,000	—	—	—

Herbert (Skip) Virgin, M.D., Ph.D.
Stock option award	—	—	—	—	—	—	—
Annual bonus	—	—	255,852	383,778	—	—	—

Michael Kamarck, Ph.D.
Stock option award	—	—	—	—	—	—	—
Annual bonus	—	—	214,240	321,360	—	—	—

(1)	All stock options were granted under the Vir Biotechnology, Inc. 2019 Equity Incentive Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information concerning equity awards held by our NEOs as of December 31, 2020.

			Option Awards				Stock Awards
Name	Grant Date	Voting Commencement Date	Number of Securities Underling Unexercised Options (#) Exercisable	Number of Securities Underling Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Exercise Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Units of Stock That Have Not Vested ($)(1)
George Scangos, Ph.D.	3/11/2019	10/1/2017	445,268	117,175	5.18	3/11/2029
Howard Horn	3/9/2017 (2)	—	—	—	—	—	17,362	464,954
	10/10/2019 (2)	10/10/2019	32,406	78,705	20.00	10/10/2029	—	—
	2/25/2020 (2)	2/25/2020	—	60,000	21.73	2/24/2030	—	—
Steven Rice	12/10/2019 (2)	9/15/2019	138,888	305,556	12.76	12/9/2029	—	—
	7/30/2020 (2)	7/30/2020	—	40,000	47.06	7/29/2030	—	—
Herbert (“Skip”) Virgin, M.D., Ph.D.	1/26/2018 (2)	1/8/2018	275,326	150,464	1.53	1/26/2028	—	—
	7/12/2019 (2)	7/12/2019	47,222	86,110	10.40	7/12/2029	—	—
Michael Kamarck, Ph.D.	10/5/2017 (2)	6/1/2017	92,381	41,667	1.485	10/5/2027	—	—
	3/11/2019 (2)	3/11/2019	48,611	62,500	5.175	3/11/2029	—	—

(1)	The Market Value is based on the closing price of our common stock on December 31, 2020.
(2)

25% of the shares underlying this option vest on the one-year anniversary of the vesting commencement date and the remainder vest in 36 equal monthly installments thereafter and are eligible for accelerated vesting as described below under the section titled “—Potential Payments Upon Termination or Change in Control.”

2020 Option Exercises and Stock Vested Table

The following table provides information on stock options exercised, including the number of shares of our common stock acquired upon exercise and the value realized, determined as described below, for our NEOs in the year ended December 31, 2020:

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
George Scangos, Ph.D.	—	—	1,390,926	46,556,371
Howard Horn	—	—	69,444	2,322,497
Steven Rice	—	—	—	—
Herbert (“Skip”) Virgin, M.D., Ph.D.	129,765	5,117,038	—	—
Michael Kamarck, Ph.D.	32,618	534,283	—	—

(1)

The value realized on exercise is based on the difference between the closing market price of our common stock on the date of exercise and the exercise price of the applicable options, and does not represent actual amounts received by the NEOs as a result of the option exercises.

Potential Payments Upon Termination or Change in Control

Regardless of the manner in which an executive officer’s service terminates, each executive officer is entitled to receive amounts earned during his or her term of service, including unpaid salary and unused paid time off, as applicable. In addition, our Board has approved a Change in Control and Severance Benefit Plan described below.

Accelerated Vesting of Dr. Scangos’ Equity Awards

Dr. Scangos’ 2019 amended and restated letter agreement provides that in the event of a change in control (as defined in the 2016 Plan), all shares, options, and other securities subject to unvested equity awards granted to Dr. Scangos prior to August 27, 2019 will become fully vested, except that the number of shares that would have vested within six months following the change in control will remain subject to the vesting schedule and will vest subject to Dr. Scangos continued employment during the six-month period; provided, however, any such remaining unvested shares will become fully vested in the event of his termination without cause or his resignation for good reason (each as defined in our Change in Control and Severance Benefit Plan) prior to the expiration of such six-month period. As of December 31, 2020, Dr. Scangos had one outstanding option grant which is subject to the vesting acceleration described above. The acceleration value of Dr. Scangos’ sole outstanding option grant subject to the vesting acceleration described above is $ 2,531,566 assuming both the change in control and Dr. Scangos’ involuntary termination of employment occurred on December 31, 2020, with $1,012,626 of such acceleration value triggered as a result of the change in control alone and $1,518,940 of such acceleration value triggered as a result of his involuntary termination prior to expiration of the six-month period following such change in control. This acceleration value is based on the closing market price of $26.78 per share of our common stock on December 31, 2020, less the exercise price of the unvested stock option shares subject to acceleration.

Change in Control and Severance Benefit Plan

In March 2019, our Board of Directors approved the Vir Biotechnology, Inc. Change in Control and Severance Benefit Plan (the “Severance Plan”). The Severance Plan provides for severance benefits for certain of our executives and senior management, including our NEOs, subject to the execution and effectiveness of a release of claims. In the event of a covered termination, which is either a termination by us without cause (and other than as a result of death or disability) or the employee’s resignation for good reason, that occurs during the 12-month period following a change in control, or the change in control period, (i) Dr. Scangos will be entitled to a lump sum cash payment equal to 18 months of base salary plus his annual target cash bonus multiplied by 1.5, up to 18 months of payment for continued group health plan benefits and full vesting acceleration of all outstanding equity awards and (ii) Mr. Horn and Dr. Virgin will each be entitled to a lump sum cash payment equal to 12 months of base salary plus his annual target cash bonus, up to 12 months of payment for continued group health plan benefits and full vesting acceleration of all outstanding equity awards.

In addition, the Severance Plan provides that in the event of a covered termination that occurs outside of the change in control period, (i) Dr. Scangos will be entitled to a lump sum cash payment equal to 12 months of base salary plus a pro-rated annual target cash bonus and up to 12 months of payment for continued group health plan benefits and (ii) Mr. Horn and Dr. Virgin will each be entitled to a lump sum cash payment equal to nine months of base salary plus a pro-rated annual target cash bonus and up to nine months of payment for continued group health plan benefits.

For purposes of the Severance Plan, the following definitions are used:

•

“cause” means, with respect to a particular employee, the occurrence of any of the following events: (i) the employee’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) the employee’s attempted commission of, or participation in, a fraud or act of dishonesty against us; (iii) the employee’s intentional, material violation of any contract or agreement between the employee and us or of any statutory duty owed to us; (iv) the employee’s unauthorized use or disclosure of our confidential information or trade secrets; or (v) the employee’s gross misconduct.

•

“good reason” for an employee’s resignation means the occurrence of any of the following events, conditions or actions taken by us without “cause” and without such employee’s consent: (i) a material reduction of the employee’s annual base salary, which is a reduction of at least 20% of such employee’s base salary (unless pursuant to a salary reduction program applicable generally to our similarly situated employees); (ii) a material reduction in the employee’s authority, duties or responsibilities; (iii) a relocation of the employee’s principal place of employment with us (or our successor, if applicable) to a place that increases the employee’s one-way commute by more than 50 miles as compared to the employee’s then-current principal place of employment immediately prior to the relocation (excluding regular travel in the ordinary course of business); provided that if the employee’s principal place of employment is his or her personal residence, this clause (iii) will not apply; or (iv) a material breach by us of any material agreement between the employee and us; provided, however, that in each case above, in order for the employee’s resignation to be deemed to have been for “good reason,” the employee must first give us written notice of the action or omission giving rise to “good reason” within 30 days after the first occurrence thereof; we must fail to reasonably cure such action or omission within 30 days after receipt of notice, and the employee’s resignation must be effective not later than 30 days after the expiration of this cure period.

•

“change of control” means: (i) any person becomes the owner, directly or indirectly, of our securities representing more than fifty percent (50%) of the combined voting power of our then outstanding securities other than by virtue of a merger, consolidation or similar transaction; provided that notwithstanding the foregoing, a “change in control” will not be deemed to occur (1) on account of the acquisition of our securities by any institutional investor or any other person that acquires our securities in a transaction or series of related transactions that are primarily a private financing transaction for us or (2) solely because the level of ownership held by any person exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by us reducing the number of shares outstanding, provided that if a “change in control” would occur but for this clause as a result of the acquisition of voting securities by us, and after such share acquisition, the person becomes the owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities owned by the person over the designated percentage threshold, then a “change in control” will be deemed to occur; (ii) the consummation of a merger, consolidation or similar transaction involving us, directly or indirectly, if, immediately after the consummation of such merger, consolidation or similar transaction, our stockholders immediately prior thereto do not own, directly or indirectly, either (1) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (2) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving entity in such merger, consolidation or similar transaction; or (iii) the consummation of a sale, lease, license or other disposition of all or substantially all of our and our subsidiaries’ consolidated assets, other than a sale, lease, license or other disposition of all or substantially all of our and our subsidiaries’ consolidated assets to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by our stockholders in substantially the same proportion as their ownership immediately prior to such sale, lease, license or other disposition.

The following table provides an estimate of the potential payments and benefits pursuant to the Severance Plan, which could occur upon termination of the employment of our NEO’s, including in connection with a change in control of the Company assuming a triggering event occurred on December 31, 2020:

	Benefit	Involuntary termination not in connection with a change in control	Involuntary termination in connection with a change in control
George Scangos, Ph.D.	Lump sum cash severance benefit	$550,000	$825,000
	Lump sum target bonus payment	$330,000	$495,000
	Health insurance benefits	$31,452	$47,177
	Vesting acceleration (1)	$—	$2,531,566
	Benefit Total	$911,452	$3,898,743

Howard Horn	Lump sum cash severance benefit	$337,500	$450,000
	Lump sum target bonus payment	$180,000	$180,000
	Health insurance benefits	$33,955	$45,273
	Vesting acceleration (1)	$—	$1,301,574
	Benefit Total	$551,455	$1,976,848

Steven Rice	Lump sum cash severance benefit	$345,000	$460,000
	Lump sum target bonus payment	$184,000	$184,000
	Health insurance benefits	$11,258	$15,010
	Vesting acceleration (1)	$—	$4,283,895
	Benefit Total	$540,258	$4,942,905

Herbert (“Skip”) Virgin, M.D., Ph.D.	Lump sum cash severance benefit	$479,723	$639,630
	Lump sum target bonus payment	$255,852	$255,852
	Health insurance benefits	$11,258	$15,010
	Vesting acceleration (1)	$—	$5,210,128
	Benefit Total	$746,832	$6,120,620

Michael Kamarck, Ph.D.	Lump sum cash severance benefit	$321,360	$428,480
	Lump sum target bonus payment	$214,240	$214,240
	Health insurance benefits	$23,589	$31,452
	Vesting acceleration (1)	$—	$2,404,279
	Benefit Total	$559,189	$3,078,451

(1)

The value of the accelerated vesting of the outstanding stock options and restricted stock awards is based on the closing market price of $26.78 pe share of our common stock on December 31, 2020, less, in the case of the stock options, the exercise price of the unvested stock option shares subject to acceleration.

Director Compensation

The table below shows for the fiscal year ended December 31, 2020 certain information with respect to the compensation of all of our non-employee directors, including our Executive Chairman.

	Director Compensation for Fiscal 2020
Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	All Other Compensation ($)	Total ($)
Vicki Sato, Ph.D.	80,000	669,974	—	749,974
Kristina Burow (3)	30,296	719,693	—	749,988
Jeffrey Hatfield (4)	2,968	1,089,583	—	1,092,551
Robert More	60,000	689,975	—	749,975
Janet Napolitano (5)	15,484	1,079,027	—	1,094,511
Robert Nelsen	45,000	704,990	—	749,990
Dipchand Nishar	45,000	704,990	—	749,990
Robert Perez	54,000	695,981	—	749,981
Saira Ramasastry	56,000	693,998	—	749,998
Phillip Sharp, Ph.D.	46,000	703,998	—	749,998
Elliott Sigal, M.D., Ph.D. (6)	21,887	1,078,092	—	1,099,979

(1)

In accordance with SEC rules, this column reflects the aggregate grant date fair value of the option awards granted during fiscal year 2019 computed in accordance with ASC 718. For a discussion of valuation assumptions, see Note 12 “Stock-Based Awards” to our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. These amounts do not reflect the actual economic value that will be realized by our non-employee directors upon the vesting of the stock options, the exercise of the stock options or the sale of the common stock underlying such stock options.

(2)

The following table provides information regarding the number of shares of common stock underlying stock options granted to our non-employee directors that were outstanding as of December 31, 2020 and the number of shares of restricted common stock granted to our non-employee directors that were subject to our repurchase rights as of December 31, 2020.

Name	Option Awards Outstanding at Year-End (#)	Stock Awards outstanding at Year End Subject to Rights (#)
Vicki Sato, Ph.D.	248,914	—
Kristina Burow	—	—
Jeffrey Hatfield	46,500	—
Robert More	24,355	—
Janet Napolitano	33,000	—
Robert Nelsen	24,885	—
Dipchand Nishar	24,885	—
Robert Perez	89,166	—
Saira Ramasastry	82,274	—
Phillip Sharp, Ph.D.	72,969	—
Elliott Sigal, M.D., Ph.D.	28,394	—

(3)	Ms. Burow resigned from our Board in August 2020.
(4)	Mr. Hatfield was appointed to our Board in December 2020.
(5)	Ms. Napolitano was appointed to our Board in August 2020.
(6)	Dr. Sigal was appointed to our Board in July 2020.

Non-Employee Director Compensation Policy

In August 2019, our Board of Directors worked in concert with our compensation consultant to review our non-employee director compensation policy and approved a policy that took effect in October 2019 (our “Director Compensation Policy”). Under our Director Compensation Policy, each of our non-employee directors is paid a cash retainer for service on the Board of Directors and an additional cash retainer for service on each committee on which the director is a member. The chairperson of each committee receives a higher retainer than other members of each committee for such service. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our Board of Directors.

The retainers paid to non-employee directors for service on the Board of Directors and for service on each committee of the Board of Directors on which the director is a member under the policy in effect for 2020 were as follows:

Name	Annual Service Retainer	Chairperson Retainer (Inclusive of Annual Service Retainer)
Board of Directors	$40,000	$70,000
Audit Committee	$8,000	$16,000
Compensation Committee	$6,000	$12,000
Nominating and Corporate Governance Committee	$5,000	$10,000

In addition, under our Director Compensation Policy in effect for 2020, each non-employee director newly elected or appointed to our Board of Directors was entitled to receive an option to purchase up to 57,777 shares of our common stock on the first trading day on or after his or her election or appointment to our Board of Directors. One-third of the shares subject to each such stock option will vest on the one-year anniversary of such director’s initial election or appointment and thereafter the remainder of the shares subject to each such stock option will vest monthly over a two-year period, subject to the director’s continued service as a director. Further, on the first market trading day after the 2020 annual meeting of stockholders, each non-employee director that continues to serve as a non-employee member on our Board of Directors received an option to purchase up to 28,888 shares of our common stock. The shares subject to each such stock option will vest in full on the one-year anniversary of the grant date, subject to the director’s continued service as a director. The exercise price of all options was equal the fair market value of our common stock on the date of grant. Grants pursuant to the Director Compensation Policy were made under the 2019 Plan and are thus subject to the non-employee director compensation limits detailed in the 2019 Plan. Accordingly, in the year ended December 31, 2020, our non-employee directors received fewer options than specified in the Director Compensation Policy as the aggregate grant date fair value of such awards would have exceeded the limits in the 2019 Plan. Options granted to our non-employee directors under the 2019 Plan pursuant to the Director Compensation Policy will vest in full upon the occurrence of a change in control (as defined in the 2019 Plan) prior to the termination of the director’s continuous service.

Rule 10b5-1 Sales Plans

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they will contract with a broker to buy or sell our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside of a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our insider trading policy.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2020.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(#)	Weighted- average exercise price of outstanding options, warrants and rights (b)($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(#)
Equity compensation plans approved by security holders:
2016 Equity Incentive Plan	4,180,273	$4.29	—
2019 Equity Incentive Plan	5,618,009	$30.13	6,122,335
2019 Employee Stock Purchase Plan	—	—	2,377,244
Equity compensation plans not approved by security holders	—	—	—

Total	9,798,282		8,499,579

(1)

Following the adoption of the 2019 Plan, no additional stock awards will be granted under the 2016 Plan. Any shares becoming available under the 2016 Plan by repurchase, forfeiture, expiration or cancellation will become available for grant under the 2019 Plan.

(2)

The number of shares of common stock reserved for issuance under the 2019 Plan will automatically increase on January 1 of each year, beginning on January 1, 2020 and continuing through and including January 1, 2029, by 5% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board. Pursuant to the terms of the 2019 Plan, an additional 5,486,220 shares were added to the number of available shares effective January 1, 2020.

(3)

The number of shares of common stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2020 and continuing through and including January 1, 2029, by the lesser of (i) 1% of the total number of shares of our capital stock outstanding on December 31 of the preceding calendar year, (ii) 2,700,000 shares or (iii) such lesser number of shares determined by our Board. Pursuant to the terms of the ESPP, an additional 1,097,244 shares were added to the number of available shares effective January 1, 2020.

TRANSACTIONS WITH RELATED PERSONS

Related-Person Transactions Policy and Procedures

In October 2019, we adopted a written related party transactions policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related party transactions. For purposes of this policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any related person are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related-person transactions under this policy. A “related person” is any executive officer, director, nominee to become a director or a holder of more than 5% of our capital stock, or any affiliate or member of the immediate family of the foregoing.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our Nominating and Corporate Governance Committee or, where review by our Nominating and Corporate Governance Committee would be inappropriate due to a conflict of interest, to another independent body of our Board of Directors, for review. The presentation must include a description of, among other things, all of the parties, the direct and indirect interests of the related persons, the purpose of the transaction, the material facts, the benefits of the transaction to us and whether any alternative transactions are available, an assessment of whether the terms are comparable to the terms available from unrelated third parties and management’s recommendation. To identify related-party transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related-person transactions, our Nominating and Corporate Governance Committee or another independent body of our Board of Directors takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•

the terms available to or from, as the case may be, unrelated third parties under the same or similar circumstances. All of the transactions described in this section were entered into prior to the adoption of this policy. Although a written policy for the review and approval of transactions with related persons was not in place prior to our initial public offering in October 2019, our Board of Directors has historically reviewed and approved any transaction where a director or officer had a financial interest, including the transactions described above. Prior to approving such a transaction, the material facts as to a director’s or officer’s relationship or interest in the agreement or transaction were disclosed to our Board of Directors. Our Board of Directors considered this information when evaluating the transaction and in determining whether such transaction was fair to us and in the best interest of all our stockholders.

Certain Related Party Transactions

The following includes a summary of transactions with related persons since January 1, 2020 to which we have been a party and in which the amount involved in the transaction exceeded $120,000:

Investors’ Rights Agreement

In connection with our convertible preferred stock financings, we entered into an investors’ rights agreement containing registration rights with certain holders of our capital stock. The holders of more than 5% of our capital stock that are party to this agreement are entities affiliated with ARCH Venture Partners and SVF. Mr. More, one of our directors, is also a party to this agreement.

The investors’ rights agreement will terminate upon the earliest of (1) the closing of a deemed liquidation event, as defined in our amended and restated certificate of incorporation as currently in effect; (2) with respect to each stockholder, the date when such stockholder can sell all of its registrable shares without limitation during a three-month period without registration pursuant to Rule 144 of the Securities Act (“Rule 144”), or another similar exemption under the Securities Act; and (3) five years after the completion of our initial public offering.

Employment of an Immediate Family Member

Jennifer Scangos, the daughter of Dr. Scangos, our President, Chief Executive Officer and a member of our Board of Directors, is employed by us as a legal counsel. For the year ended December 31, 2020, Ms. Scangos earned $149,833 and $33,167, in base salary and bonus, respectively, which was in line with compensation we pay to employees in similar roles. Ms. Scangos’s estimated 2021 base salary and bonus opportunity are $156,800 and $31,360 respectively. Ms. Scangos has received and continues to be eligible to receive equity awards and benefits on the same general terms and conditions as applicable to unrelated employees in similar positions.

Collaboration with Brii Biosciences

In May 2018, we entered into an option and license agreement with Brii Bio Parent and Brii Bio, pursuant to which we granted, and were granted, an exclusive option with respect to up to four collaboration programs for the development and commercialization of therapeutic products for infectious diseases. Dr. Scangos, our President, Chief Executive Officer and a member of our Board of Directors, and Mr. Nelsen, a member of our Board of Directors, served at the time and currently serve as directors of Brii Bio Parent and Brii Bio. We agreed to pay Brii Bio an option exercise fee for each licensed Brii Bio program up to $50.0 million, and milestone payments and royalties for net sales of licensed products in the United States arising from the selected collaboration programs. Brii Bio agreed to pay us an option exercise fee for each licensed Vir program up to $20.0 million, and milestone payments and royalties for net sales of licensed products in greater China arising from the selected collaboration programs. In June 2020, following our achievement of proof of concept for VIR-2218, Brii Bio notified us of the exercise of its option to obtain exclusive rights to develop and commercialize compounds and products arising from VIR-2218 in greater China. Brii Bio paid us a $20.0 million option exercise fee in connection with the option exercise. We separately paid $10.0 million, half of the option proceeds, to Alnylam Pharmaceuticals, Inc. in connection with our collaboration and license agreement with Alnylam.

Other Transactions

We have entered into offer letter agreements with our executive officers that, among other things, provide for certain compensatory and change in control benefits, as well as severance benefits. For a description of these agreements with our named executive officers, see the section titled “—Agreements with Named Executive Officers.”

We have also granted stock options and restricted stock to our executive officers and certain of our directors. For a description of these equity awards, see the section titled “—Executive Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our current directors and executive officers. Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by applicable law.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other annual meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Company stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify us or your broker. Direct your written request to Vir Biotechnology, Inc., Secretary, 499 Illinois Street, Suite 500, San Francisco, California 94158. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Howard Horn

Secretary

April 6, 2021

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2020 is available without charge upon written request to: Secretary, Vir Biotechnology, Inc., 499 Illinois Street, Suite 500, San Francisco, California 94158.

VIR BIOTECHNOLOGY, INC. 499 ILLINOIS STREET, SUITE 500 SAN FRANCISCO, CA 94158 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/VIR2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D47963-P49643 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY VIR BIOTECHNOLOGY, INC. The Board of Directors recommends you vote FOR the following: 1. To elect the following Class II Director Nominees: Nominees: For Withhold 1a. Robert Nelsen 1b. Robert Perez 1c. Phillip Sharp, Ph.D. The Board of Directors recommends you vote 1 YEAR on the following proposal: 2. Advisory vote on the frequency of solicitation of advisory stockholder approval of executive compensation. The Board of Directors recommends you vote FOR the following proposal: 1 Year 2 Years 3 Years Abstain For Against Abstain 3. Ratification of selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. D47964-P49643 VIR BIOTECHNOLOGY, INC. Annual Meeting of Stockholders May 20, 2021 11:30 AM PT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) George Scangos, Ph.D., Howard Horn, and Irene Pleasure, Ph.D., or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of VIR BIOTECHNOLOGY, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 11:30 AM, PT on May 20, 2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and in the discretion of the proxyholders on any other matter that properly comes before the meeting. Continued and to be signed on reverse side